Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and between

IXYS CORPORATION

as the Parent

IXYS INTL LIMITED

as the Purchaser

RADIOPULSE, INC.

as the Company

TAEK-SHIN KWON

as the Seller Representative

and

the Sellers listed on Exhibit A

dated as of

FEBRUARY 2, 2015

TABLE OF CONTENTS

RECITALS		2

ARTICLE I THE PURCHASE		3

1.1.	Purchase Transaction	3
1.2.	Closing	3
1.3.	Consideration; Escrow; Allocation Certificate	3
1.4.	Payment of Consideration	6
1.5.	Closing Procedures	6
1.6.	Final Closing Balance Sheet; Adjustment to Cash Consideration	6
1.7.	Earnout	8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9

2.1.	Organization of the Company	9
2.2.	Authority	9
2.3.	No Conflict	10
2.4.	Consents	10
2.5.	Subsidiaries	11
2.6.	Company Capital Structure	11
2.7.	Company Financial Statements and Internal Controls	12
2.8.	Liabilities	15
2.9.	Absence of Certain Changes	16
2.10.	Accounts Receivable; Bank Accounts	18
2.11.	Restrictions on Business Activities	19
2.12.	Real Property; Leases	19
2.13.	Assets; Absence of Liens and Encumbrances	20
2.14.	Intellectual Property	20
2.15.	Warranties and Liabilities	26
2.16.	Company Contracts	26
2.17.	Change of Control Agreements	29
2.18.	Interested Party Transactions	29
2.19.	Compliance with Laws	30
2.20.	Litigation	30
2.21.	Insurance	30
2.22.	Books and Records	31
2.23.	Environmental Matters	31
2.24.	Brokers’ and Finders’ Fees	31
2.25.	Employee Benefit Matters	32
2.26.	Employment Matters	32
2.27.	Tax Matters	35
2.28.	Customers; Distributors	35
2.29.	Governmental Authorization	35
2.30.	Anti-Corruption and Anti-Bribery	35
2.31.	Representations Complete	36

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS		36

3.1.	Organization	36
3.2.	Authority	36
3.3.	Consents	37
3.4.	Capitalization	37
3.5.	Securities Law Representations	37

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT		37

4.1.	Organization of Parent and Purchaser	37
4.2.	Authority	37
4.3.	Consents	38
4.4.	No Conflict	38

ARTICLE V CERTAIN COVENANTS		38

5.1.	Conduct of Business of the Company	38
5.2.	Access to Information; Customer Meetings	40
5.3.	Confidentiality	40
5.4.	Public Disclosure	40
5.5.	Consents	41
5.6.	Regulatory Filings	41
5.7.	Conditions to the Transactions; Further Assurances	41
5.8.	Notification of Certain Matters	42
5.9.	Termination of Certain Agreements	42
5.10.	No Solicitation	42
5.11.	Certain Employment Matters	43
5.12.	Security Rights	44
5.13.	Resignation of Officers and Directors	44
5.14.	Seller Approval	44
5.15.	Payout of Employees’ Accrued Personal Time Off	44

ARTICLE VI CONDITIONS TO THE CLOSING		44

6.1.	Conditions to the Obligations of the Company	44
6.2.	Conditions to the Obligations of Parent and Purchaser	45

ARTICLE VII INDEMNIFICATION		48

7.1.	Survival of Representations, Warranties and Covenants	48
7.2.	Indemnification	48
7.3.	Limitations	50
7.4.	No Subrogation	51
7.5.	Non-Selling Shares Indemnification	51
7.6	Procedures	51
7.7.	Consideration Adjustment	53
7.8.	Seller Representative; Power of Attorney	53
7.9.	No Prejudice	55
7.10.	Right of Set-Off	55

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		55

8.1.	Termination	55
8.2.	Effect of Termination	56
8.3.	Amendment	57
8.4.	Extension; Waiver	57

ARTICLE IX DEFINITIONS, CONSTRUCTION, ETC.		57

9.1.	Definitions	57
9.2.	Construction	68

ARTICLE X GENERAL PROVISIONS		69

10.1.	Notices	69
10.2.	Entire Agreement	70
10.3.	Severability	70
10.4.	Specific Performance	70
10.5.	Expenses	71
10.6.	Successors and Assigns; Parties in Interest	71
10.7.	Waiver	71
10.8.	Governing Law; Venue	72
10.9.	Certain Waivers	72
10.10.	Other Remedies	73
10.11.	Counterparts; Facsimile Delivery	73
10.12.	Attorneys’ Fees	73
10.13.	Time of the Essence	73

INDEX OF EXHIBITS AND SCHEDULES

Exhibits and Schedules	Description

Exhibit A	List of Sellers

Exhibit B	Form of Non-Competition Agreement

Exhibit C	Form of Employment Offer Letter

Exhibit D	Form of Escrow Agreement

Exhibit E	Form of Non-Selling Shareholder Escrow Agreement

Exhibit F	Form of Wire Transfer information report

Exhibit G	Form of Resignation

Exhibit H	Form of Joinder Agreement (RCPS)

Exhibit I	Form of Joinder Agreement (Common Stock)

Schedule 7.2(j)	Specially Indemnified Matters

Disclosure Schedule

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of February 2, 2015, by and among:

(a) IXYS CORPORATION, a corporation organized and existing under the laws of State of Delaware (“Parent”);

(b) IXYS INTL LIMITED, a corporation organized and existing under the laws of the Cayman Islands (“Purchaser”);

(c) RadioPulse, Inc., a corporation duly organized and existing under the laws of the Republic of Korea (the “Company”);

(d) Taek-Shin Kwon, an individual resident in the Republic of Korea, as the Seller Representative; and

(e) Each of the Shareholders of the Company who are signatories to a Joinder Agreement, who shall be listed on Exhibit A as such exhibit may be updated at any time prior to the Closing (each, a “Seller” and, collectively, the “Sellers”).

RECITALS

A. Each Seller desires to sell to Purchaser, and Purchaser desires to purchase from each Seller, all right, title and interest in and to all shares of Company Capital Stock owned directly, indirectly or beneficially, by such Seller (the “Purchase Transaction”).

B. The Company Board has unanimously (i) determined that the Purchase Transaction is fair to, and in the best interests of, the Company and the Sellers, and (ii) adopted and approved this Agreement, the Purchase Transaction and the other documents and Transactions contemplated by this Agreement (the “Company Board Approval”).

C. Concurrently with the execution of this Agreement, each Key Employee is entering into a Non-Competition Agreement in the form attached as Exhibit B (the “Non-Competition Agreement”) and an Employment Offer Letter in the form attached as Exhibit C (the “Offer Letter”), each of which shall become effective as of and subject to the Closing.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE PURCHASE

1.1. Purchase Transaction. At the Closing, and subject to and upon the terms and conditions of this Agreement and the provisions of applicable Law, each Seller shall sell to Purchaser, and Purchaser shall purchase from each Seller, all right, title and interest in and to all shares of Company Capital Stock owned directly, indirectly or beneficially, by each Seller (all of such shares of capital stock, the “Seller Shares”) for the consideration specified in Section 1.3.

1.2. Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1, the consummation (the “Closing”) of the Purchase Transaction and the other transactions contemplated by this Agreement and the Related Agreements (collectively, the “Transactions”) will take place as promptly as practicable, but no later than five Business Days, following the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Kim, Chang & Lee, 5th Floor, Wonseo Building, 13 Changdeokgung 1-gil, Jongno-gu, Seoul 110-280, Republic of Korea, unless another place or date is agreed to by Parent and the Company. The date upon which the Closing occurs is herein referred to as the “Closing Date.”

1.3. Consideration; Escrows; Allocation Certificate.

(a) Consideration. The maximum aggregate consideration to be paid by Parent and Purchaser to the Sellers (the “Consideration”) shall be (i) the Cash Consideration, and (ii) the Earnout Consideration (if earned pursuant to Section 1.7).

(i) Cash Consideration. “Cash Consideration” shall mean an amount in cash (without interest) equal to US$16,500,000 minus (A) the amount of the Company Sellers Equity Shortfall as of the Closing, if any, minus (B) the amount of any Acquisition Expenses that remain unpaid by the Company as of the Closing, and minus (C) the Option Expenses.

(ii) Earnout Consideration. “Earnout Consideration” shall have the meaning set forth in Section 1.7(a).

(b) Escrow. At the Closing, Parent shall deposit with Computershare Trust Company, N.A., Inc. (the “Escrow Agent”) a portion of the Cash Consideration equal to $2,000,000 (the “Escrow Amount”). The Escrow Amount shall be held in trust by the Escrow Agent pursuant to the terms of the escrow agreement substantially in the form of Exhibit D (the “Escrow Agreement”) and shall be released in accordance with the terms thereof.

(c) Non-Selling Shareholder Escrow. In the event that the Shares sold by the Sellers pursuant to this Agreement represent at least 95% but not all of the shares of Company Capital Stock, and that Purchaser and Parent elect, in their sole and absolute discretion, to proceed with the Closing notwithstanding the failure to satisfy the condition to Closing set forth in Section 6.2(d), then Purchaser will proceed in good faith with the purchase of the shares of Company Capital Stock held by Shareholders of the Company who are not Sellers (such shares, the “Non-Selling Shares;” such Shareholders, the “Non-Selling Shareholders”) in accordance with, the Laws of the Republic of Korea and on such terms as Purchaser and Parent can obtain, through legal proceeding or through negotiations with one or more Non-Selling Shareholders, in Purchaser’s and Parent’s sole discretion . In such event, at the Closing, Parent shall deposit with Computershare Trust Company, N.A., Inc. (the “Non-Selling Escrow Agent”) a portion of the Cash Consideration equal to the product of (A) the sum of the Cash Consideration plus the full amount of the Earnout Consideration (assuming all of the conditions to the payment of the Earnout Consideration are satisfied), multiplied by (B) a fraction, the numerator of which is the number of Non-Selling Shares, and the denominator of which is the total number of shares of Company Capital Stock, multiplied by (C) 1.5 (the “Non-Selling Escrow Amount”). The Non-Selling Escrow Amount shall be held in trust by the Non-Selling Escrow Agent pursuant to the terms of the escrow agreement substantially in the form of Exhibit E (the “Non-Selling Escrow Agreement”) and shall be released in accordance with the terms thereof.

(d) Allocation Certificate. At least five Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate (the “Allocation Certificate”) of the Company, signed by an executive officer of the Company on behalf of the Company, certifying as to the accuracy and completeness, in each case as of the Closing, of:

(i) an estimated unaudited balance sheet (the “Closing Balance Sheet”) of the Company as of the Closing Date substantially in the form of the Company Balance Sheet and prepared in accordance with Korean GAAP (except for the absence of footnotes) on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Company Balance Sheet;

(ii) the estimated cash on hand at the Closing;

(iii) the aggregate Acquisition Expenses as of the Closing, together with a description and the amount of each element thereof;

(iv) the aggregate Option Expenses as of the Closing;

(v) a list of Sellers substantially in the form attached as Exhibit A, indicating (A) the identity and mailing address of each record Seller of Company Capital Stock, (B) the number and type of shares of Company Capital Stock held by each such record Seller, (C) a calculation of the amount of Closing Payment payable to each such Seller at the Closing, (D) each Seller’s Allocable Share of the Cash Consideration, expressed as a percentage; (E) each Seller’s Allocable Share of the Escrow Amount and the Non-Selling Escrow Amount, expressed as a percentage; (F) each Seller’s Allocable Share of the Earnout Consideration (if earned pursuant to Section 1.7), expressed as a percentage; and (G) any required withholding with respect to each Seller; and

(vi) the information required on the form attached as Exhibit F for each Seller.

With the Allocation Certificate, the Company shall give Parent (i) copies of all supporting work papers used in the preparation of the Closing Balance Sheet and the Allocation Certificate in order to allow Parent to confirm the accuracy and completeness thereof, and (ii) a certificate, signed by the Company and Boucher Lensch Associates, LLC (the “Bank”), setting forth such parties’ binding agreement regarding the amount and timing of all payments due from or on behalf of the Company and the Sellers to the Bank, including without limitation amounts due under that certain engagement letter agreement dated as of November 12, 2013 (the “Bank Certificate”). The Allocation Certificate, when approved by Parent after any corrections, shall be deemed the definitive calculation of the Consideration payable to each Seller in connection with the Purchase Transaction and the disbursement thereof, subject to any adjustment of the Consideration pursuant to Section 1.6 and the satisfaction of the conditions set forth in Section 1.7(b).

(e) Payoff Letters. At least five Business Days prior to the Closing Date, the Company shall deliver to Parent payoff letters in form and substance reasonably satisfactory to Parent, specifying the name and wire instructions for each Person to whom a payment shall be due and payable on the Closing Date and the amount payable to such Person, with respect to (i) each payment to be made in connection with the Acquisition Expenses, and (ii) each payment to be made in connection with the cancellation of the Options.

(f) Withholding Rights; Deductions from Consideration. Each of Purchaser, Parent and the Escrow Agent shall be entitled to deduct and withhold from any payment to any Seller under this Agreement or any Related Agreements such amounts as it is required to deduct and withhold under applicable Law (including any applicable Law in respect of Taxes) with respect to the making of such payment or with respect to any other withholding obligation arising in connection with the Transactions, including without limitation the obligations set forth in Schedule 2.7(e). To the extent that amounts are so withheld or deducted by Purchaser, Parent or the Escrow Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to such Seller. Purchaser, Parent or the Escrow Agent, as the case may be, shall pay over to the appropriate Governmental Entity amounts so withheld.

(g) No Further Ownership Rights in Company Capital Stock. The Consideration paid or payable upon the surrender for exchange of the Seller Shares in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

(h) Accountant Certificate. At least five Business Days prior to the Closing, the Company shall deliver to Parent a certificate of its accountant setting forth (i) a true and complete list of all assets of the Company the transfer of which to Purchaser would result in the imposition of an acquisition tax for oligopolistic shareholders, (ii) the value of each such asset, and (iii) an estimate of the acquisition tax that would be payable by Parent or Purchaser (the “Accountant Certificate”).

1.4. Payment of Consideration. The Consideration shall be paid by Parent or Purchaser to the Sellers in the following manner:

(a) If the Closing occurs prior to the wire-transfer deadline of Parent’s bank on the Closing Date, then (i) Parent will initiate a wire transfer to Korea Exchange Bank, Sejong-Ro Branch, Parent’s Payment Agent (the “Payment Agent”), on the Closing Date, and (ii) Parent will deliver to the Seller Representative a copy of Parent’s irrevocable instructions to the Payment Agent to make subsequent wire transfers of the Closing Payment to the accounts identified in Exhibit F in the amounts set forth in the Allocation Certificate, as soon as practicable following Payment Agent’s receipt of such wire transfer (the “Instructions”). If the Closing occurs after the wire-transfer deadline of Parent’s bank on the Closing Date, then (A) Parent will initiate a wire transfer to the Payment Agent on the business day following the Closing Date, and (ii) Parent will deliver to the Seller Representative on the business day following the Closing Date a copy of the Instructions.

(b) Earnout Consideration shall be paid if and when payable, in the manner described in Section 1.4(a).

1.5. Closing Procedures.

(a) Exchange. Following the Closing and delivery to Parent of a duly completed and executed Joinder Agreement, each Seller shall be entitled to receive in exchange therefor the portion of the Consideration to which such Seller is entitled pursuant to Section 1.3. At the Closing, the Company will register the transfer of the Shares from each Seller to Purchaser.

(b) Closing Payment. The “Closing Payment” shall mean an amount in cash equal to the Cash Consideration, as calculated by the Company in the Allocation Certificate and verified by Parent, minus the Escrow Amount, and minus the Non-Selling Escrow Amount.

(c) No Liability. Notwithstanding anything to the contrary in this Section 1.5, none of Parent, Purchaser, Payment Agent or any party hereto shall be liable for any amount properly paid to a public official in compliance with any applicable abandoned property, escheat or similar Law.

1.6. Final Closing Balance Sheet; Adjustment to Cash Consideration.

(a) On or before the 60th day following the Closing Date, Parent shall review and confirm the Closing Balance Sheet and, to the extent that it believes that changes to the Closing Balance Sheet are appropriate, shall prepare and deliver to the Seller Representative a revised balance sheet of the Company as of the Closing Date (the “Final Closing Balance Sheet”). Parent shall make available to the Seller Representative and his/her/its representatives such work papers, schedules and other supporting data as may be reasonably requested by the Seller Representative to enable the Seller Representative to verify the Final Closing Balance Sheet. The Final Closing Balance Sheet shall be delivered with a calculation of the Cash Consideration based on any adjustments to the Company Sellers Equity Shortfall, Acquisition Expenses and Option Expenses, in each case calculated as of the Closing Date. Such adjustments shall be referred to as the “Closing Adjustments.”

(b) If, within 15 Business Days following the date of delivery of the Final Closing Balance Sheet, the Seller Representative does not dispute any of the Closing Adjustments, then the Final Closing Balance Sheet shall be final and binding upon the parties. In the event that Seller Representative disputes any of the Closing Adjustments, such disputes shall be resolved in the following manner:

(i) The Seller Representative shall notify Parent in writing (the “Notice of Disagreement”) of such dispute within 15 Business Days of Parent’s delivery of the Final Closing Balance Sheet, which notice shall specify in reasonable detail the nature of the dispute, indicating those specific Closing Adjustments that are in dispute (the “Disputed Items”). To the extent that the Seller Representative provides a Notice of Disagreement within such 15-Business-Day period, all Closing Adjustments that are not Disputed Items shall be final, binding and conclusive for all purposes hereunder.

(ii) During the 30-day period following Parent’s receipt of a Notice of Disagreement, Parent and the Seller Representative shall use commercially reasonable efforts to resolve any Disputed Items. If, at the end of such 30-day period, the parties have reached written agreement with respect to all Closing Adjustments covered by a Notice of Disagreement, the Final Closing Balance Sheet shall be adjusted to reflect such written agreement and shall become final and binding upon the parties hereto.

(iii) If, at the end of the 30-day period specified in subsection (b)(ii), the Seller Representative and Parent shall have failed to reach a written agreement with respect to all or a portion of such Disputed Items (those Disputed Items that remain in dispute at the end of such period are the “Unresolved Changes”), then (A) each of the Seller Representative and Parent shall promptly nominate one accounting firm of international repute, such nomination to be made by written notice to the other party; (B) each accounting firm will review all Unresolved Changes and all documentation related thereto and determine a dollar value for all Unresolved Changes; (C) if the lower such valuation is 90% or greater than the higher such valuation, then the Unresolved Changes shall be valued at the average of the two valuations; (D) if the lower such valuation is less than 90% of the higher such valuation, then (1) the two accounting firms shall select a third accounting firm of international repute; (2) the third accounting firm will review all Unresolved Changes and all documentation related thereto and determine a dollar value for all Unresolved Changes; (3) the Unresolved Changes will be valued at the average of the two such valuations that are closest to each other. Each party will bear and pay the cost and expense incurred in engaging the accounting firm it nominates. If a third accounting firm is engaged pursuant to clause (D), then the party whose accountant’s valuation was not used to determine the value of the Unresolved Changes pursuant to clause (D)(3) shall bear and pay the cost and expense of engaging the third accounting firm. Each accounting firm shall issue its written decision as promptly as practicable and in any event within 30 days following the submission of the Unresolved Changes to such accounting firm for resolution.

(c) Following the final determination of the Final Closing Balance Sheet, the Escrow Agent shall release to Parent, by wire transfer of immediately available funds, out of the Escrow Amount, the lesser of (i) an amount equal to the Closing Adjustments as finally determined, if any, or (ii) the Escrow Amount. Any payment pursuant to this Section 1.6(c) shall be treated, for all purposes, as an adjustment to the Consideration. The final determination of the Final Closing Balance Sheet shall not in any way limit Parent’s right to indemnification under Article VI of this Agreement for a breach of the representations and warranties set forth in Section 2.7 or elsewhere in this Agreement.

1.7. Earnout.

(a) Subject to the satisfaction of the conditions set forth in Section 1.7(b) and the other terms and conditions set forth in this Section 1.7, Parent shall pay to the Sellers an aggregate amount of up to the product of (i) $6,000,000, multiplied by (ii) the Seller Percentage (the “Earnout Consideration”).

(b) One-third of the Earnout Consideration will be paid for each of the three calendar years commencing with 2015 (each such calendar year, an “Earnout Period”) if the Company exceeds all of the numerical thresholds set forth in the following table for such calendar year.

Calendar Year	2015	2016	2017
Net Revenues (US$)	$17,000,000	$25,000,000	$36,000,000
Gross Margin	$5,610,000	$8,750,000	$14,400,000
Pre-Tax Income	$2,040,000	$4,250,000	$7,920,000

The net revenues, gross margin and pre-tax net income of the Company shall, in each instance, be determined in accordance with U.S. generally accepted accounting principles in effect at the time and in accordance with the accounting policies, practices and decisions that Parent applies to its divisions, when and where applicable.

(c) Notwithstanding the first sentence of Section 1.7(b), if the Company does not exceed all of the numerical thresholds set forth in Section 1.7(b) for calendar year 2015 but exceeds all of the numerical thresholds for calendar year 2016 or 2017, then Parent shall pay to the Sellers the otherwise unpaid Earnout Consideration for calendar year 2015. Similarly, if the Company does not exceed all of the numerical thresholds set forth in Section 1.7(b) for calendar year 2016 but exceeds all of the numerical thresholds for calendar year 2017, then Parent shall pay to the Sellers the otherwise unpaid Earnout Consideration for calendar year 2016. For the sake of clarity, Parent will have no obligation to pay the Earnout Consideration for calendar year 2017 if the Company does not exceed the numerical thresholds set forth in Section 1.7(b) for calendar year 2017, without regard to the Company’s performance in subsequent calendar years.

(d) Parent will pay the Earnout Consideration for any calendar year in which the conditions set forth in Section 1.7(b) are met (and any amounts payable under Section 1.7(c)) within 60 days following the end of the relevant calendar year.

(e) The payment of all or any part of the Earnout Consideration will be deemed to be, and each party will treat such payment as, a post-Closing adjustment to the Consideration.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in the disclosure schedule dated as of the date hereof and delivered herewith by the Company to Parent (the “Disclosure Schedule”) corresponding to the applicable Section and subsection or clause of this Article II (or disclosed in any other section, subsection or clause of the Disclosure Schedule; provided that it is clear on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such Section, subsection or clause of this Article II), the Company hereby represents and warrants to each of Purchaser and Parent as of the date hereof and as of the Closing (or, with respect to representations and warranties that are given as of a specific date, as of such date) as follows:

2.1. Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of Korea. The Company has all necessary power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 2.1(a), which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Schedule 2.1(b) lists every state or foreign jurisdiction in which the Company has facilities, maintains an office or has a Current Employee, consultant or contractor. The Company has delivered to Parent an accurate and complete copy of the Company’s Organizational Documents, each as amended to date and in full force and effect on the date hereof. The Company has not violated its Organizational Documents in any material respect. The Company has not conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a”, trade name or other name.

2.2. Authority.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The Company Board Approval has been properly obtained, and it constitutes all of the necessary action or authorization on the part of the Company Board for the authorization, execution, delivery and performance of this Agreement, the Related Agreements and the Related Certificates by the Company and the consummation by the Company of the Purchase Transaction and the other Transactions.

(b) This Agreement has been, and each of the Related Agreements to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.3. No Conflict. Assuming the consents, waivers and approvals set forth on Schedule 2.4(b) are obtained, the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the Transactions, do not and will not violate or conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any material Lien upon any of the Company’s properties or assets (tangible or intangible), or cause the Company to become subject to, or liable for, the payment of any Tax under (a) any provision of the Organizational Documents of the Company, (b) any Material Agreement to which the Company is a party or by which it or any of its properties or assets is bound, including any Applicable Contract, (c) any Company Authorization or (d) any Law applicable to the Company or any of its properties or assets (whether tangible or intangible).

2.4. Consents.

(a) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity is required by, or with respect to, the Company in connection with the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party or the consummation by the Company of the Transactions.

(b) Schedule 2.4(b) sets forth all notices to, and all consents, waivers and approvals of, parties to any Material Agreement to which the Company is a party or by which it or its properties are bound that are required thereunder in connection with the Transactions, or for any such Material Agreement to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Agreement had the Transactions not occurred) after the Closing so as to preserve all rights of, and benefits to, the Company under such Material Agreement from and after the Closing.

2.5. Subsidiaries. The Company does not own and has never owned, directly or indirectly, any capital stock of or any other equity or ownership interest in any other Person; the Company does not control and has never controlled, directly or indirectly, any other Person; and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.

2.6. Company Capital Structure.

(a) The authorized capital stock of the Company consists of (A) 90,000,000 shares of common stock (“Common Stock”), of which 2,361,393 shares are issued and outstanding as of the date hereof, and (B) 10,000,000 shares of preferred stock and redeemable convertible preferred stock (“RCPS”), of which 2,061,657 shares of RCPS are issued and outstanding as of the date hereof. The Company does not have any other series or shares of capital stock or any other equity or ownership interests of any kind authorized, designated, issued or outstanding. The Company Capital Stock is held of record and, to the Company’s Knowledge, beneficially by the Persons with the addresses and in the amounts set forth on Schedule 2.6(a)(A)(i). As of the date hereof, Sungho Wang expects to transfer to certain Shareholders1, and such Shareholders expect to acquire from Mr. Wang, prior to the Closing, such number of shares of the Company’s Common Stock held by Mr. Wang as set forth in Schedule 2.6(a)(A)(ii), upon the consummation of which the Company Capital Stock will be held of record and, to the Company’s Knowledge, beneficially by the Persons with the addresses and in the amounts set forth on Schedule 2.6(a)(iii). All outstanding shares of Company Capital Stock (1) have been duly authorized and validly issued and are fully paid, non-assessable and are not and, when issued were not, subject to preemptive rights or similar rights created by statute, the Company’s Organizational Documents or any Material Agreement, and (2) have been offered, sold, issued and delivered by the Company in compliance with the terms of any applicable Material Agreement, the Organizational Documents of the Company and all applicable Laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Each RCPS is convertible into one share of Company Common Stock. Except as set forth in Schedule 2.6(a)(B), there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The current commercial register extracts of the Company are correct and properly reflect the number of authorized shares of Company Capital Stock and the number and class of outstanding shares of Company Capital Stock.

(i) Schedule 2.6(a)(i)(1) sets forth the rights of the RCPS relative to the shares of common stock of the Company, including without limitation

(A) any liquidation preference, (B) any approval or veto right applicable to the approval and effectiveness of the Transactions, and (C) the conversion into shares of common stock of the Company. Except as set forth in Schedule 2.6(a)(i)(2), at no time since the first issuance of RCPS has the conversion ratio of RCPS to common shares been “refixed” or otherwise adjusted.

(ii) Schedule 2.6(a)(ii) identifies the stock option plan adopted by the Company (the “Plan”). Other than the Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person other than the Plan. Schedule 2.6(a)(ii) also sets forth, for each outstanding Option as of the date of this Agreement, the name of the holder of such Option, the domicile address of such holder, an indication of whether such holder is an Employee of the Company, the date of grant or issuance, the number of shares of Company Common Stock subject to such Option, the exercise price, the vesting schedule, including the extent vested to the date of this Agreement, and whether and to what extent the exercisability of such Option will be accelerated and become exercisable as a result of the Transactions.

(iii) Schedule 2.6(a)(iii) identifies each promissory note or other Indebtedness that grants to the holder thereof a right to convert all or a portion of such Indebtedness into shares of Company Capital Stock (the “Convertible Debt”).

(iv) Except as set forth in Schedule 2.6(a)(ii) or Schedule 2.6(a)(iii), there are no outstanding Company Stock Rights, whether or not currently exercisable.

(v) The Company is not bound by any (A) commitment to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Capital Stock or Company Stock Rights, or (B) obligation to grant, extend, accelerate the vesting of, change the price of, otherwise amend the terms of any Company Capital Stock or Company Stock Right. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

(b) Except as set forth in Schedule 2.6(b), there are no (i) voting trusts, proxies or other agreements or understandings with respect to the Company Securities to which the Company is a party, by which the Company is bound, or of which the Company has Knowledge, or (ii) agreements or understandings to which the Company is a party, by which the Company is bound, or of which the Company has Knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Securities.

2.7. Company Financial Statements and Internal Controls.

(a) (i) The Company has delivered to Parent the audited balance sheets and the related audited statements of income, changes in Sellers’ equity and cash flows of the Company for the fiscal years ended December 31, 2011, December 31, 2012 and

December 31, 2013 and the report of Samil PriceWaterhouseCoopers, the Company’s auditor, thereon, and (ii) Schedule 2.7 sets forth (A) the unaudited balance sheet (the “Company Balance Sheet”) of the Company as of December 31, 2014 (the “Balance Sheet Date”) and the related unaudited statements of income, changes in Sellers’ equity and cash flows of the Company for the twelve-month period then ended, and (B) adjustments to such statements (the financial statements referred to in items (i) and (ii) and the stated adjustments thereto, collectively, the “Company Financial Statements”). The Company Financial Statements are accurate and complete in all material respects and have been prepared from the books and records of the Company and in accordance with generally accepted accounting principles effective in the Republic of Korea (“Korean GAAP”) (except for the absence of footnotes) applied on a consistent basis throughout the periods indicated and consistent with each other. The Company Financial Statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated therein, subject, in the case of the unaudited interim Company Financial Statements, to normal year-end adjustments that are not material in amount or significance. The Company’s revenue recognition policy is consistent with Korean GAAP.

(b) Neither the Company nor any Current Employee, auditor, accountant or representative of the Company has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Company Financial Statements. There have been no instances of fraud by the Company, whether or not material, that occurred during any period covered by the Company Financial Statements.

(c) During the periods covered by the Company Financial Statements, the Company’s external accountant was independent of the Company and its management. Schedule 2.7(c) lists each written report by the Company’s external accountant to the Company Board, or any committee thereof, or the Company’s management concerning any period covered by the Company Financial Statement.

(d) The Closing Balance Sheet as provided to Parent as part of the Allocation Certificate pursuant to Section 1.3(d)(i) has been prepared in accordance with Korean GAAP (except for the absence of footnotes) on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Company Balance Sheet.

(e) Attached as Schedule 2.7(e) is a schedule of tax withholding that the Company was required to make on behalf of amounts previously paid or distributed to certain of the Sellers, but which withholding was not made. Except as set forth in Schedule 2.7(e), the Company has withheld from compensation or other payments or distributions to its Employees and Shareholders all amounts that it was required to withhold with respect to Taxes, and has paid over all such amounts to the proper Governmental Entity.

(f) The Company properly accounted for the gift to the Company of 297,466 common shares by Se-Kyoung Hong on November 9, 2012 (the “Hong Shares”), including by taking the fair market value of the Hong Shares into the Company’s income for the relevant period, both for accounting and for tax purposes.

(g) The Company properly accounted for the transfer of the Hong Shares to holders of RCPS of the Company without consideration.

(h) Schedule 2.7(h) (i) identifies the Company’s defined pension plan, (ii) identifies the pension service provider for the Company’s defined pension plan, including the name, email address and phone number of the primary contact person thereof; (iii) sets forth a true and complete accounting of the dates and amounts of all deposits or payments by the Company to the pension service provider with respect to the Company’s defined pension plan; and (iv) identifies the accounts into which such amounts were deposited or paid. The Company has deposited or paid the full amount it is required to deposit or pay pursuant to the Guarantee of Workers’ Retirement Benefits Act of the Republic of Korea or any other applicable Law and otherwise has at all times complied with applicable Law with respect to the Company defined pension plan.

(i) Schedule 2.7(i) sets forth an accounting of all severance obligations of the Company to date, specifying such amount in the aggregate and separately for each employee of the Company and other person to whom the Company is so obligated. Other than as set forth in Schedule 2.7(i), the Company has not accrued, is not required to accrue, and has no obligation to any employee or other person with respect to, severance obligations.

(j) Except as set forth in Schedule 2.7(j), the Company has never paid any interim settlement of severance pay, or otherwise paid any amount of severance pay prior to the termination of employment of the recipient of such payment. If any such payments are disclosed in Schedule 2.7(j) then (i) such payments were properly accounted for on the books and records of the Company, (ii) the Company included such payments as compensation to such recipient for the purposes of tax reporting and other regulatory and accounting requirements, (iii) the Company made all required withholding with respect to such payments, and (iv) such payment complies with applicable Law.

(k) The Company has established a “Hope Engineering” employee installment savings account (the “Savings Plan”), a true and correct copy of which has been provided to Parent. Schedule 2.7(k) sets forth (i) the amounts paid by each participating employee or other individual into such Savings Plan, (ii) the amounts that the Savings Plan requires the Company to contribute as employer or otherwise to each such participating employee or other individual, (iii) a description of the accounting treatment the Company has given to such required employer contributions on the books and records of the Company, (iv) the accounts, if any, into which the amounts set forth in subclauses (i) and (ii) were made. No Savings Plan account matures prior to February 2018. The Company has deposited or paid the full amount it is required to deposit or pay pursuant to the Savings Plan and applicable Law, and otherwise has at all times complied with applicable Law with respect to the Savings Plan. If the employment of a participating employee is terminated for resignation, termination by the Company, death or disability or any other reason, prior to the applicable maturity date, then the Company will not be obligated to pay to the participating employee or any other Person (including, without limitation, such participating employee’s heirs or estate), and any amount of the employer contribution that is reserved, or that is deposited or paid into any account for purposes of the Savings Plan, will return to the Company without further obligation or restriction.

(l) Schedule 2.7(l) sets forth a detailed accounting of all loans made to its employees, officers, directors and other persons (each such person, a “Borrower”), including without limitation all loans made in connection with the purchases of real estate by such persons (each, an “Employee Loan”). Such detailed accounting includes, without limitation, (i) the name of the Borrower and such Borrower’s relationship with the Company, (ii) the date of the Employee Loan (iii) the original amount of the Employee Loan, (iv) the outstanding amount of principal and interest due under the Employee Loan as of the Balance Sheet Date, (v) the interest rate applicable to the Employee Loan, (vi) the schedule of required payments under the Employee Loan, (vii) the term of the Employee Loan, (viii) any security interest that the Company has taken in any property to secure such Employee Loans, and (ix) the purpose of such Employee Loan. Upon the expiration of the current term of each such Employee Loan, the Company will have the right to declare the entire amount of principal and interest under such Employee Loan to be due and payable by such borrower. The Company has complied with all applicable Law with respect to each Employee Loan, including without limitation including as income to the Borrower any difference between the applicable interest rate on such Employee Loan and the applicable statutory interest rate.

2.8. Liabilities.

(a) Except for liabilities: (i) recorded or reserved against on the Company Balance Sheet, (ii) incurred since the Balance Sheet Date in the ordinary course of business, consistent with prior practice, or (iii) as set forth on Schedule 2.8(a) or Schedule 2.8(b), the Company does not have any material Indebtedness, liabilities, demands or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise).

(b) Schedule 2.8(b) lists: (i) all accounts payable of the Company as of the Balance Sheet Date and the aging thereof, (ii) all customer deposits or other deposits held by the Company as of the date hereof, (iii) all notes payable and other Indebtedness of the Company as of the date hereof and (iv) all notes payable to any Employee or Seller of Company Capital Stock. All accounts payable of the Company that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company. All outstanding accounts payable of the Company represent valid obligations arising from bona fide purchases of assets or services, which assets or services have been delivered to the Company.

(c) The Company has not at any time: (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, or (v) been convicted of, or pleaded guilty or no contest to, any felony. The Company is not insolvent. To the Knowledge of the Company, none of its Current Employees has been convicted of, or pleaded guilty or no contest to, any felony.

2.9. Absence of Certain Changes. Except as set forth on Schedule 2.9 or as specifically contemplated by this Agreement, since December 31, 2014 through the date hereof, there has not been, occurred or arisen any of the following:

(a) transaction by the Company, except in the ordinary course of business and consistent with past practices and in an amount not in excess of $10,000 individually or $25,000 in the aggregate for any series of related transactions;

(b) amendment or change to the Organizational Documents of the Company;

(c) capital expenditure or capital commitment by the Company in any amount in excess of $10,000 in any individual case or $25,000 in the aggregate;

(d) payment, discharge or satisfaction, in any amount in excess of $10,000 in any individual case or $25,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practices of liabilities reflected or reserved against in the Company Balance Sheet;

(e) (i) failure to pay accounts payable when due consistent with prior practice or any material delay in payment thereof or any renegotiation thereof, (ii) request by the Company to accelerate the payment of any accounts receivable or (iii) change to the Company’s cash management practices, in each case except in the ordinary course of business consistent with prior practice;

(f) destruction of, damage to or loss of any material assets of the Company (whether or not covered by insurance), or loss of any material business or customer of the Company;

(g) work stoppage, labor strike or other labor trouble, or any action, suit, claim, demand, labor dispute or grievance relating to any labor, employment and/or safety matter involving the Company, including charges of wrongful discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions;

(h) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

(i) revaluation by the Company of any of its assets, including the writing down of the value of inventory or writing off of notes or accounts receivable, except in the ordinary course of business consistent with prior practice;

(j) (i) Distribution, (ii) split, combination or reclassification of any Company Security, or (iii) issuance or authorization of the issuance of any Company Security or any Security Rights in respect of, in lieu of or in substitution for, any of the foregoing;

(k) increase in the salary or other compensation payable or to become payable by the Company to any of its Current Employees, consultants, contractors, or advisors, including the modification of any existing compensation, severance or equity arrangements with such individuals (including any repricing of any Security Right with respect to any Company Security or any amendment or acceleration of any vesting terms related to any award of, or award with respect to, any Security Right with respect to any Company Security held by such individuals), or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary, compensation or employee benefits to any such Person, in each case other than in the ordinary course of business consistent with prior practice;

(l) employee terminations and/or layoffs, excluding termination of Employees with poor performance ratings or for cause;

(m) (i) grant of severance or termination or other pay or benefits to any Employee, consultant or contractor (except as reserved on the Company Balance Sheet for accrued severance payables to current Employees in accordance with applicable Law); (ii) adoption or amendment of any Company Employee Plan, Change in Control Agreement or severance plan; or (iii) entering into any employment agreement, extension of any employment offer, payment or agreement to pay any bonus or special remuneration to any Employee;

(n) entering into of any Material Agreement by the Company, any termination, extension, amendment or modification of the material terms of any Material Agreement, or any waiver, release or assignment of any material rights or claims thereunder, in each case except in the ordinary course of business and consistent with prior practice;

(o) sale, lease, license or other disposition of any of the material assets or properties of the Company, or creation of any Lien in such assets or properties;

(p) loan by the Company to any Person, incurrence by the Company of any Indebtedness, guarantee by the Company of any Indebtedness, issuance or sale of any debt securities of the Company or purchase of or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business and consistent with prior practice;

(q) waiver or release of any material right or claim of the Company, including any material write-off or other compromise of any account receivable of the Company, except in the ordinary course of business and consistent with prior practice;

(r) commencement or, to the Knowledge of the Company, threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs, or commencement of any litigation by the Company, or settlement of any lawsuit, proceeding or investigation (regardless of the party initiating the same);

(s) material amendment, modification, alteration, change or waiver of any material license agreement, Material Product Agreement, Material Services Agreement or other Material Agreement with any customer of the Company;

(t) (i) transfer or sale by the Company of any rights to the Company Intellectual Property or the entering into of any license agreement (other than non-exclusive end-user license agreements entered into by the Company in the ordinary course of business consistent with past practices that do not include any rights with respect to source code), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Company Intellectual Property with any Person, (ii) purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any Person (other than off-the-shelf shrink wrap, click through or similar licenses for commercially available software, in each case with no recurring license fee), (iii) material change in pricing or royalties set or charged by the Company to its customers or licensees, or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company (other than off-the-shelf shrink-wrap, click-through or similar licenses for commercially available software, in each case with no recurring license fee), or (iv) entering into, or amendment of, any agreement with respect to the development of any Intellectual Property with a third party;

(u) agreement, or modification to any agreement, pursuant to which any Person was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products, services or technology of the Company;

(v) event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had or reasonably would be expected to have a Company Quantified Material Adverse Effect; or

(w) agreement by the Company, or any Current Employees, to do any of the things described in the preceding clauses (a) through (v) (other than negotiations with Parent and its representatives regarding the Transactions).

2.10. Accounts Receivable; Bank Accounts. Schedule 2.10(a) lists all accounts receivable of the Company as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since being invoiced. All of the accounts receivable of the Company (a) represent bona fide transactions that arose in the ordinary course of business, (b) are subject to no setoffs or counterclaims Known to the Company, and (c) are current and, to the Company’s Knowledge, collectible. No Person has any Lien on any account receivable, and no request or agreement for material deduction or material discount has been made with respect to any account receivable. The Company has not received notice from any customer that such customer does not intend to pay any account receivable. Set forth on Schedule 2.10(b) is a description of each account maintained by or for the benefit of the Company at any bank or other financial institution, including the authorized signatories of each account. There are no outstanding powers of attorney executed on behalf of the Company.

2.11. Restrictions on Business Activities. Except as set forth in Schedule 2.11, there is no agreement or judgment, injunction, order or decree, in either case to which the Company is a party, subject or otherwise bound, that would reasonably be expected to prohibit or limit: (a) any business practice of the Company or any of its present or future Affiliates with respect to their respective customers, products, services, prospects or otherwise; (b) any acquisition of property (tangible or intangible) by the Company or any of its present or future Affiliates; (c) the conduct of business by the Company or any of its present or future Affiliates; or (d) the freedom of the Company or any of its present or future Affiliates to engage in any line of business or to compete or do business with any Person, in each case whether arising as a result of a change in control of the Company or any of its present or future Affiliates or otherwise. Without limiting the generality of the foregoing, the Company has not (i) entered into any agreement under which the Company or any of its present or future Affiliates is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market or (ii) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of the Company’s or any of its present or future Affiliates’ technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.

2.12. Real Property; Leases.

(a) None of the real property used or occupied by the Company, in each case together with all buildout, fixtures and improvements created thereon (“Company Real Property”), is owned by the Company, nor has the Company ever owned any real property. All of the Company Real Property is leased or subleased by the Company.

(b) Schedule 2.12(b) sets forth all leases, subleases and other agreements pursuant to which the Company derives its rights in the Company Real Property (the “Leases”), including, with respect to each such Lease, the identity of the landlord or sublandlord, the addresses, the date of such Lease and each amendment thereto.

(c) To the Company’s Knowledge, the Leases are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any material default by the Company or, to the Company’s Knowledge, by any other Person, or any event that, with or without notice or lapse of time or both, would constitute a material default by the Company or, to the Company’s Knowledge, by any other Person. The Company has delivered to Parent complete copies of all Leases, including all amendments and agreements related thereto, and the Leases constitute the entire agreement between the Company and each landlord or sublandlord with respect to the Company Real Property. All rent and other charges currently due and payable under the Leases have been paid, except for liabilities reflected or reserved against in the Company Financial Statements.

(d) The Company is the holder of the tenant’s interest under the Leases and has not assigned the Leases or subleased all or any portion of the premises leased thereunder. The Company has not made any material alterations, additions or improvements to the premises leased under the Leases that are required to be removed at the termination of the applicable Lease term.

2.13. Assets; Absence of Liens and Encumbrances.

(a) Schedule 2.13(a) sets forth as of the date hereof all equipment, materials, tangible prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Company with an individual book value of greater than $10,000, and sets forth the original cost and book value of each such asset.

(b) Except for the Lien identified in Schedule 2.13(b), the Company has good and valid title to, or, in the case of Company Real Property and leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Financial Statements and except for Liens for ad valorem Taxes not yet due and payable.

(c) All facilities, machinery, equipment, fixtures, vehicles, and other personal properties owned, leased or used by the Company (i) are adequate for the conduct of the business of the Company as currently conducted in all material respects and (ii) are in good operating condition, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used.

2.14. Intellectual Property.

(a) (i) Schedule 2.14(a) lists and separately identifies: (A) all Company Registered Intellectual Property (setting forth, for each item, the full legal name of the owner of record, applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable); (B) for each Company Patent, all upcoming due dates and filing deadlines up to and including the first anniversary hereof and (C) all software used in connection with the provision of Services and software under development by the Company that is intended to be used in connection with the provision of Services.

(ii) The Company has complied with all the requirements of all applicable patent offices and all other applicable Governmental Entities to maintain the Company Patents in full force and effect, including payment of all required fees when due to such offices or agencies. The Company has no Knowledge of any prior art references or prior public uses, sales, offers for sale or disclosures that could reasonably be expected to be material to the patentability of the Company Patents or any claim thereof, or of any conduct the result of which could render the Company Patents or any claim thereof invalid or unenforceable.

(iii) The original, first and joint inventors of the subject matter claimed in the patents and patent applications included in the Company Registered Intellectual Property (the “Company Patents”) are properly named in the Company Patents, and the applicable statutes governing marking of products covered by the inventions in the Company Patents have been fully complied with.

(b) Except for the Lien on certain patents that is identified in Schedule 2.14(b)(i), each item of Company Intellectual Property is either: (i) owned solely by the Company free and clear of any Liens, or (ii) rightfully used and authorized for use by the Company and its permitted successors pursuant to a valid and enforceable written license. The Company has and has had all rights in the Company Intellectual Property necessary to carry out the Company’s former activities and current activities, including, (A) with respect to Company Owned Intellectual Property, the right to Use, and (B) with respect to Company Licensed Intellectual Property, to the Company’s Knowledge, the right to Use. Notwithstanding the foregoing, the Company makes no representation or warranty (1) regarding the issuance of any patent with respect to any filed patent application or (2) that no license to third-party Intellectual Property will ever expire. Schedule 2.14(b)(ii) sets forth a list of all agreements that (A) involve a valid and enforceable written license to the Company of any Intellectual Property that is not Company Intellectual Property; and (B) all agreements regarding the design or development of any technology used or Proposed to be used in the business of the Company, including without limitation all ASIC Design Agreements and Technical Co-work Agreements. Except as specified in Schedule 2.14(b)(iii), all Intellectual Property that is derived from the agreements listed in part (B) of Schedule 2.14(b)(ii) is owned solely by the Company.

(c) The Company is in compliance with and has not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other agreement to which the Company is a party or is otherwise bound relating to the use, transfer or ownership of any of the Company Intellectual Property, nor does the Company have Knowledge of any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). Each such agreement is in full force and effect, and the Company is not in default thereunder, nor, to the Knowledge of the Company, is any party obligated to the Company pursuant to any such agreement in default thereunder. Immediately following the Closing Date, the Company will be permitted to continue to exercise all of its rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments that the Company would otherwise have been required to pay had the Transactions not occurred. The Company is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company in the Company Intellectual Property, other than consideration that the Company would otherwise have been required to provide had the Transactions not occurred.

(d) The (i) Use of the Company Intellectual Property by the Company as previously used and as currently used, (ii) the Company’s Use of products as previously manufactured and sold, as currently manufactured and sold and as Proposed to be Used, (iii) the Company’s provision of Services as previously used and provided, as currently used and provided and as Proposed to be used and provided and (iii) with respect to products and Services currently in development, as Proposed to be Used and provided, has not infringed and does not and will not infringe any other Person’s copyrights, trade secret rights, right of privacy, right in personal data, moral right, patent, trademark, service mark, trade name, firm name, logo, trade dress, mask work or other intellectual property right, or give rise to any claim of unfair competition under any applicable Law. No claims (A) challenging the validity, enforceability, effectiveness or ownership by the Company of any of the Company Owned Intellectual Property or, to the Company’s Knowledge, challenging the validity, enforceability or effectiveness any Company Licensed Intellectual Property or (B) to the effect that the Use or any other exercise of rights in any Company Owned Intellectual Property or, to the Company’s Knowledge, any Company Licensed Intellectual Property, by the Company or by any licensee or customer of the Company, infringes or will infringe on any intellectual property or other proprietary or personal right of any Person against the Company are pending or, to the Company’s Knowledge, threatened by any Person, nor, to the Company’s Knowledge, does there exist any reasonable basis for such a claim. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property, other than review of pending patent and trademark applications, and, to the Company’s Knowledge, no such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All Company Registered Intellectual Property is valid and subsisting; provided that the Company makes no representation or warranty regarding the issuance of any patent with respect to any filed patent application. To the Company’s Knowledge, there is no unauthorized use, infringement, or misappropriation of any Company Owned Intellectual Property by any third party or Employee.

(e) The Company has obtained from all parties (including Employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, the Company Owned Intellectual Property valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company. The Company has delivered true and complete copies of such assignments to Parent. No Employee, consultant or former consultant of the Company has ever excluded any Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of the Company. All amounts payable by the Company to consultants, former consultants and Employees have been paid in full.

(f) The Transactions will not alter, impair or otherwise affect any rights of the Company in any Company Intellectual Property.

(g) The Company has not disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Company Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) could reasonably be expected to result in the delivery, license, or disclosure of any source code to any Person who is not, as of the date of this Agreement, a Current Employee.

(h) The Company has taken commercially reasonable measures to protect its ownership of, and rights in, all Company Owned Intellectual Property. The Company has not made any of its trade secrets or other confidential or proprietary information that it intended to maintain as confidential (including source code with respect to Company Owned Intellectual Property) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or where such Person otherwise has a legal duty to maintain the confidentiality of such information. Schedule 2.14(h) lists all such agreements with persons other than customers and prospective customers that have been entered into since January 1, 2013, and the Company has delivered true and complete copies of such agreements to Parent. Without limiting the foregoing, the Company has not made any of its source code available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information.

(i) The Company Intellectual Property does not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. None of the Company Intellectual Property contains any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person.

(j) Schedule 2.14(j) sets forth an accurate and complete list of all express and implied licenses and similar agreements granting any right (whether contingent or otherwise) to use or practice any rights under any Company Owned Intellectual Property, other than express or implied licenses to customers regarding their access to and use of the results of the Services in accordance with a Service Agreement; excluding any agreements required to be listed on or expressly exempted from being listed on Schedule 2.14(k).

(k) Schedule 2.14(k) contains a complete and accurate list of (i) all third-party products sold with or distributed in connection with or used to provide any Product or Service, and (ii) all third-party Intellectual Property (including any third-party software) (A) incorporated into or presently used in the development or provision of any Product or Service (including any Product or Service currently under development) or (B) used or held for use by the Company for any other purpose (excluding, for purposes of clauses (i) and (ii), any item required to be listed on Schedule 2.14(l) and, for purposes of clause (ii)(B) only, any generally available, off-the-shelf software programs licensed to the Company on standard terms), setting forth for each such item (1) all licenses and similar agreements pursuant to which the Company holds rights thereto, (2) the Service(s) to which the item relates, if any, (3) specifying whether such item is incorporated into or used in the development of any Company Owned Intellectual Property and, if so, the identity of such Company Owned Intellectual Property, (4) whether such item is used, offered or made available, whether alone or as part of any Service (including any Service currently under development), on a hosted or similar basis by the Company, (5) whether such item has been modified by or on behalf of the Company, (6) a summary of the Company’s payment obligations with respect thereto, if any, and (7) any rights by a third party to audit or review any financial, license or royalty information, if any, with respect to each of the agreements listed thereon. The Company has not been subjected to an audit of any kind in connection with any license or other agreement pursuant to which the Company holds rights to any third-party Intellectual Property, nor received any notice of intent to conduct any such audit.

(l) Schedule 2.14(l) contains a complete and accurate list of all code used in the development or provision of any Service (including any Service currently under development) that is, in whole or in part, subject to the provisions of any license to Publicly Available Software, setting forth for each such item (to the extent Known to the Company) (A) all licenses and similar agreements pursuant to which the Company holds rights thereto, (B) the Service(s) to which the item relates, (C) whether such item is embedded in, any Company Owned Intellectual Property and, if so, specifying whether such item is incorporated into or used in the development of any Company Owned Intellectual Property, (D) whether such item is used, offered or made available, whether alone or as part of any Service including any Service currently under development), on a hosted or similar basis by the Company, (E) whether such item has been modified by or on behalf of the Company, (F) the Company’s payment obligations in connection therewith, if any, and (G) rights by a third party to audit or review any financial, license or royalty information, if any, with respect thereto. Except as set forth on Schedule 2.14(l), all Publicly Available Software used by the Company has been used in its entirety and without modification. The Company does not use in providing any Service (including any Service currently under development) or otherwise accessed, used or distributed any Publicly Available Software, in whole or in part, in a manner that could reasonably be expected to (x) require, or condition the use, hosting or distribution of any Company Intellectual Property on the disclosure, licensing or distribution of any source code for any portion of such Company Intellectual Property, or (y) otherwise impose any limitation, restriction or condition on the right or ability of the Company to use, host or distribute any Company Intellectual Property, and the Company does not have any plans to do any of the foregoing.

(m) None of the Company’s Services Agreements, Product Agreements or other agreements with its customers, agreements with merchants, agreements with outside consultants for the performance of Services on the behalf of the Company, or any of its customers, nor any agreement or license with any customer, end user, distributor or reseller of the Services, confers upon any Person other than the Company any ownership right with respect to any Intellectual Property developed in connection with such agreement or license.

(n) Schedule 2.14(n) lists all agreements pursuant to which the Company has any current development or other obligations relating to the development of the Company’s technology, the rates and payment terms applicable thereto, and a summary of the Company’s remaining commitments and milestones or other delivery or time for performance requirements thereunder. The Company has not entered into any agreement to provide custom coding, improvements, enhancements, new features or functionality or other custom development with respect to any Product or Service, other than error corrections and upgrades if and when made available to Company’s customers generally.

(o) The Company has not (i) transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any Service or portion thereof on anything other than a non-exclusive basis or for anything other than such customer’s internal business purposes.

(p) No funding, facilities or personnel of any educational institution or Governmental Entity that were provided directly to the Company were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned Intellectual Property. The Company is not, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company to grant or offer to any third party any license or right to such Company Owned Intellectual Property. Schedule 2.14(p) sets forth a complete and accurate list of (i) any and all grants and similar funding received by the Company (including any predecessors), including the name of the granting authority and the status and material terms thereof and (ii) any standards bodies or similar organizations of which the Company (or any of its predecessors) has ever been a member, promoter or contributor.

(q) To the Company’s Knowledge, there is no governmental prohibition or restriction on the use of any Company Owned Intellectual Property in any jurisdiction in which the Company currently conducts or has conducted business or on the export or import of any of the Company Owned Intellectual Property from or to any such jurisdiction.

(r) Except as required under the agreements set forth in Schedule 2.14(r), the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Company Owned Intellectual Property or any Intellectual Property that was formerly Company Owned Intellectual Property.

2.15. Warranties and Liabilities. All Products and Services provided by the Company to any third party were and are provided and performed in material conformity with the terms and requirements of all applicable express and unwaived implied warranties, all specifications, all applicable service level commitments, all applicable contractual commitments and in all material respects with all applicable Laws. There is no claim pending or, to the Company’s Knowledge, threatened against the Company relating to any Product, Services, Material Product Agreement or Material Services Agreement and, to the Company’s Knowledge, there is no reasonable basis for the assertion of any such claim. Except as set forth in Schedule 2.15, no Material Product Agreement or Material Services Agreement contains any fixed price, maximum fee or cap (other than limitations on the increase of fees period over period). No Material Product Agreement or Material Services Agreement contains any payment terms other than net 90 days or shorter. The level of staffing and resources currently maintained by the Company for the provision of maintenance, support and similar services is adequate to permit the Company comply with all current obligations arising under each Services Agreement. The Company does not have any Material Agreement in which the expected cost to complete the agreement exceeds either (a) the fees and payments reasonably expected to be received pursuant to such agreement or (b) the Company’s budgeted expense with respect thereto.

2.16. Company Contracts.

(a) Schedule 2.16 sets forth each of the following, identifying specifically each amendment, extension, exhibit, attachment, addendum, appendix, statement of work, change order and any other similar instrument or document relating thereto, to which the Company is a party or by which it or its properties or assets are bound:

(i) any collective bargaining agreement;

(ii) any Employment Agreement

(iii) any Indemnity Agreement;

(iv) any bonus or any other incentive compensation, deferred compensation, severance, salary continuation, pension, profit sharing or retirement plan, or any other Company Employee Plan or arrangement that is not listed on Schedule 2.17;

(v) any commission and/or sales agreement with any Current Employee, individual consultant, contractor or salesperson, or under which a firm or other organization provides commission or sales-based services to the Company, that is not listed on Schedules 2.26(b) or 2.26(c);

(vi) any equity incentive plan (including any stock option plan, stock appreciation rights plan or stock purchase plan) under which any Company Security or any Security Right with respect thereto has been or may be granted or issued, and any agreement or plan any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, or the payment or timing of payment will be triggered in whole or in part, by the consummation of the Transactions or the value of any of the benefits of which will be calculated on the basis of the Purchase Transaction or any of the other Transactions;

(vii) any fidelity or surety bond or completion bond;

(viii) any lease of personal property having a value individually in excess of $10,000 or $25,000 in the aggregate;

(ix) any agreement whereby the Company has guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of its assets to secure, the performance or payment of, any obligation or other liability of any Person;

(x) any agreement containing any covenant limiting the freedom of the Company or any of its present or future Affiliates to (x) engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity with respect to any geographic territory, any customer, or any product or service, (y) solicit for employment, hire or employ any Person or (z) solicit any customer of any Person;

(xi) any agreement relating to capital expenditures and involving future payments in excess of $10,000 in any individual case or $25,000 in the aggregate;

(xii) any agreement relating to the acquisition or disposition of material assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(xiii) any agreement relating to the borrowing of money or the extension of credit;

(xiv) any unpaid or unperformed purchase order or agreement (including for Services) that is a Material Agreement, or is reasonably expected to qualify as a Material Agreement in the twelve months of calendar year 2015;

(xv) any joint development agreement, joint venture agreement, collaboration agreement, strategic alliance agreement or similar agreement involving the sharing of profits, losses, costs or liabilities with any other Person;

(xvi) any Material Agreement involving the provision of Services by the Company;

(xvii) any Material Agreement involving the sale, lease or license of Products by the Company;

(xviii) any agreement granting any other Person the right to market, distribute or resell (including as an OEM or value-added reseller) any of the Company’s technology, Products or Services;

(xix) any agreement granting the Company the right to market, distribute or resell (including as an OEM or value-added reseller) any technology, products or services of any other Person;

(xx) any agreement pursuant to which the Company has advanced or loaned any amount to any current or former Employee, consultant or contractor, of any Seller, other than business expense advances in the ordinary course of business consistent with past practice;

(xxi) any agreement with any customer or third party to provide support or maintenance, other than those set forth on Schedule 2.14(n);

(xxii) (A) any Government Contract and (B) any bid, offer, proposal, term sheet or other instrument that, if accepted or awarded, could reasonably be expected to lead to a Government Contract, in each case that is currently in effect or is outstanding or within the past five years has been in effect or outstanding;

(xxiii) any currently outstanding material bid, offer, proposal, term sheet or similar document that has been submitted by the Company that, if accepted by the receiving party, would obligate the Company thereunder, other than those submitted in the ordinary course consistent with prior practice;

(xxiv) any Material Product Agreement or Material Services Agreement pursuant to which the Company has agreed to provide “most favored nation” pricing or other similar terms and conditions to any Person with respect to the Services;

(xxv) any agreement pursuant to which the Company has agreed to create or maintain interoperability or compatibility of any of the Company’s technology, products or services with any technology, products or services of any other Person;

(xxvi) any other agreement that involves outstanding or future payment obligations of the Company of $25,000 or more in any calendar year and is not cancelable by the Company without penalty within sixty days following notice;

(xxvii) any other Material Agreement.

(b) Each agreement set forth or required to be set forth on Schedule 2.14, Schedule 2.15, Schedule 2.16 or on a schedule cross-referenced within any of such Schedules (each an “Applicable Contract”) is, to the Company’s Knowledge, in full force and effect and, with respect to the Company and, to the Company’s Knowledge, with respect to third parties, is valid, binding and enforceable in accordance with its terms. The Company is in compliance in all material respects with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, in any material respect, any of the terms or conditions of any Applicable Contract, nor does the Company have Knowledge of any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both) or Knowledge of any default by any third party. The Company is in compliance with all delivery requirements, time lines, schedules, time of performance requirements and other milestones under all Applicable Contracts, and the Company has no reasonable basis to believe that it will not continue to remain in compliance with all such requirements. The Company has not incurred any material cost over-runs on any Applicable Contract, and the Company has no reasonable basis to believe that it will incur any such cost over-runs. The Company has delivered to Parent accurate and complete copies of all Applicable Contracts.

2.17. Change of Control Agreements. Schedule 2.17 sets forth (a) each Employment Agreement or Company Employee Plan (i) pursuant to which any amounts may become payable (whether currently or in the future) to any Person (including any Employee) as a result of or in connection with the Transactions or (ii) which provides for the acceleration or early vesting of any right or benefit, or the lapse of any restriction, as a result of or in connection with the Transactions (each a “Change in Control Agreement”), and (b) a summary of the nature and amounts that may become payable pursuant to each such Change in Control Agreement.

2.18. Interested Party Transactions.

(a) No officer, director or Affiliate of the Company (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has an economic interest) has or has had, directly or, to the Company’s Knowledge, indirectly, (i) an economic interest in any Person that furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) an economic interest in any Person that purchases from or sells or furnishes to the Company any goods or services or (iii) a beneficial interest in any agreement to which the Company is a party or by which it or its properties or assets are bound; provided, however, that ownership of no more than one percent of the outstanding voting stock or publicly traded debt of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 2.18(a).

(b) Except as set forth in Schedule 2.18(b)(i), there are no receivables of the Company owed by any Employee, consultant or contractor to the Company (or, to the Company’s Knowledge, any ancestor, sibling, descendant, or spouse of any such Persons, or any trust, partnership, or corporation in which any of such Persons has an economic interest, other than ownership of one percent or less of the capital stock or publicly traded debt of a publicly traded company), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice). Except as set forth in Schedule 2.18(b)(ii), none of the Sellers has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company.

2.19. Compliance with Laws.

(a) The Company has complied and is in compliance in all material respects with, has not materially violated and is not in material violation of, and has not received any notices of material non-compliance or violation or alleged material non-compliance or violation with respect to, any Law. With respect to Government Contracts, the Company is in compliance with all applicable Laws relating to the safeguarding of, and access to, classified information.

(b) The Company has complied with, is in compliance with, and has not taken any action that has violated or would reasonably be expected to result in a material violation of, any Law (and any rules and regulations issued pursuant to such Law) related to: (i) the import and export of commodities, software, technology or other Intellectual Property, including customs Laws; (ii) the detection and prevention of money laundering and terrorist financing.

(c) There is no civil or criminal action, suit, claim or proceeding pending or, to the Company’s Knowledge, threatened against the Company. There is no criminal or, to the Company’s Actual Knowledge, civil action, suit, claim or proceeding pending or, to the Company’s Actual Knowledge, threatened against any of the Company’s officers, directors or employees.

(d) The Company is not subject to any audit or investigation pertaining to a Government Contract. No cost or charge pertaining to any Government Contract is the subject of any audit or investigation or has been disallowed by any Governmental Entity. The Company is in compliance in all respects with all material representations and certifications made to Governmental Entities in response to requests for proposals pursuant to which the Government Contracts were awarded.

2.20. Litigation. There is no action, suit, proceeding or investigation of any nature pending or, to the Company’s Knowledge, threatened against the Company, any of its properties or assets or, to the Company’s Actual Knowledge, any of its Employees, nor, to the Knowledge of the Company, is there any reasonable basis therefor. None of the Company or its properties is subject to any order that materially impairs the Company’s ability to operate. Schedule 2.20 lists each action, suit or proceeding that has ever been commenced by or against the Company.

2.21. Insurance. Schedule 2.21 sets forth all insurance policies and fidelity bonds currently in force that cover the assets, business, equipment, properties, operations and Employees of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. There is no pending claim that would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company is otherwise in material compliance with the terms of such policies and bonds. The Company has no Knowledge of a threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan or program.

2.22. Books and Records. The minute books and other similar records of the Company contain complete and accurate records of all material actions taken at any meetings of its Sellers, boards of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meeting.

2.23. Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) released any substance that has been designated by any Governmental Entity or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the actions of the Company, or, to the Company’s Knowledge, as a result of any actions of any third party or otherwise, in, on or under real property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any Law, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”), in violation of any Law promulgated to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

(c) Permits. The Company currently holds all Company Authorizations necessary for its Hazardous Material Activities as such Hazardous Materials Activities are currently being conducted and as Proposed to be conducted.

(d) Environmental Liabilities. No action, proceeding, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company’s Knowledge, threatened, concerning any Company Authorization, Hazardous Material or any Hazardous Materials Activity of the Company. To the Knowledge of the Company, there is no fact or circumstance that would reasonably be expected to involve the Company in any environmental litigation or impose upon the Company any environmental liability.

2.24. Brokers’ and Finders’ Fees. Schedule 2.24 identifies each agreement pursuant to which the Company has incurred or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Purchase Transaction or any other Transaction; the amount of such fees, commissions or charges; and a description of any obligations of the Company with respect to any party identified on Schedule 2.24 that will survive the Closing Date.

2.25. Employee Benefit Matters. The Company has made available prior to the date of this Agreement copies of all Company Employee Plans. With respect to the Company Employee Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company could reasonably be anticipated to be subject to any liability under the terms of such Company Employee Plans or under Law that is not accrued in the Company Financial Statements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any material payment (including without limitation severance, unemployment compensation or otherwise) becoming due under any employment agreement or Company Employee Plan, (ii) increase the benefits otherwise payable under any employment agreement or Company Employee Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any material benefits under any employment agreement or Company Employee Plan, or (iv) affect in any respect any Company Employee Plan’s current treatment under any Laws.

2.26. Employment Matters.

(a) Schedule 2.26(a) sets forth, (i) with respect to each Current Employee (including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family or other leave, sick leave or on layoff status subject to recall) (A) the name of such Employee and the date as of which such Employee was originally hired by the Company, and whether the Employee is on an active or inactive status; (B) such Employee’s title and job function; (C) such Employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission accrual and potential, severance pay accrual and potential, and any other forms of compensation whether accrued or potential; (D) whether such Employee is fully available to perform the essential functions of his or her job with reasonable accommodation because of a qualified disability, or because of other leave and, if applicable, the type of leave (e.g., disability, workers compensation, family or other leave protected by applicable Law) and the anticipated date of return to full service; (E) the Company facility at which such Employee is deemed to be located; (F) each current Company Employee Plan in which such Employee participates or is eligible to participate; and (G) any Governmental Authorization, permit or license that is held by such Employee and that is used in connection with the Company’s business, (ii) whether such Employee has executed the Company’s standard form nondisclosure, confidentiality and assignment of inventions agreement and (iii) each Employee who, to the Company’s Knowledge, has been convicted of, or pleaded guilty or no contest to, any felony.

(b) Schedule 2.26(b) contains a list of individuals who are currently performing services for the Company and are classified as “consultants” or “contract labor” or “independent contractors,” the respective compensation of each such “consultant” or “contract laborer” or “independent contractor” and whether the Company is party to a consulting or contract labor or independent contractor agreement with the individual. Any such agreements have been delivered to Parent and are set forth on Schedule 2.26(b).

(c) Schedule 2.26(c)(i) lists each Employment Agreement. The Company has delivered to Parent a copy of each Employment Agreement and any amendment thereto. The Company has not obligated itself, by contract or otherwise, to provide to Current Employees any form or period of notice prior to terminating the employment of any of its Current Employees that is different from the form or period required by applicable Law.

(d) The Company has delivered to Parent copies of all employee manuals and handbooks and employment policy statements, all of which complied at all relevant times with applicable Law.

(e) (i) None of the Current Employees has given the Company written notice terminating his or her employment with the Company, or terminating his or her employment upon a sale of, or business combination relating to the Company or in connection with the Transactions; (ii) the Company does not have a present intention to terminate the employment of any Current Employee; (iii) to the Company’s Knowledge, no Current Employee, consultant or contractor is a party to or is bound by any employment agreement, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other agreement with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which would reasonably be expected to have a material adverse effect in any way on (A) the performance by such Current Employee, consultant or contractor of any of his or her duties or responsibilities for the Company, or (B) the Company’s business or operations; (iv) to the Company’s Knowledge, no Current Employee, contractor or consultant is in violation of any term of any employment agreement, invention assignment agreement, non-competition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Current Employee, contractor or consultant to be employed or retained by the Company; and (v) the Company is not and has not ever been engaged in any dispute or litigation with any Employee regarding intellectual property matters.

(f) The Company is not presently, nor has it been in the past, a party to or bound by any union contract or agreement, collective bargaining agreement or similar agreement. The Company does not Know of any activities or proceedings of any labor union to organize any Current Employees.

(g) Schedule 2.26(g) sets forth a list of every severance pay practice, policy, agreement, plan and program of the Company (each, a “Severance Plan”). The Company has made available to Parent with respect to each such Severance Plan, as applicable (i) a true, correct and complete copy thereof and all amendments thereto, and (ii) all trust agreements, investment management agreements and other agreements in relation thereto. All such Severance Plans have been operated and administered in compliance with their respective terms and all applicable Law (including without limitation the Labor Standards Act and the Guarantee of Workers’ Retirement Benefits Act of the Republic of Korea). Except for the Severance Plans identified in Schedule 2.26(g), the Company is not liable for any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company’s policies) to any Employee arising from the termination of employment under any benefit or severance practice, policy, agreement, plan, program of the Company, applicable Law or otherwise. As a result of or in connection with the Transactions, the Company will not have (i) any liability under any benefit or severance policy, practice, agreement, plan, program, or Law applicable thereto, including severance pay, bonus compensation or similar payment, or (ii) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Employee. Accordingly, as of the Closing Date, the Company will have satisfied in full all of its obligations to all Employees, consultants and/or contractors for any severance pay, accelerated vesting, or any other payments whatsoever.

(h) The Company has been and is in compliance, in all material respects, with all applicable Laws and agreements respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Employees and, to the Company’s Knowledge, there are no allegations to the contrary.

(i) There are no demands or claims pending or, to the Company’s Knowledge, threatened, before any Governmental Entity by any Employees for compensation, pending severance benefits, vacation time, unpaid meal or rest breaks, vacation pay or pension benefits, or any other claim threatened or pending before any Governmental Entity from any Employee or any other Person arising out of the Company’s status as employer or joint employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge, wage and hour violations, breach of contract, unfair business practice, tort, unfair competition or otherwise. In addition, there are no pending or threatened claims or actions against the Company under any workers compensation policy or long-term disability policy, nor, to the Knowledge of the Company, is there any reasonable basis therefor. The Company has complied with and is in compliance with all applicable workers compensation Laws in all material respects.

(j) The Company and, to the Company’s Knowledge, each Current Employee is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by a Current Employee will expire during the six-month period beginning on the date of this Agreement.

(k) The Company has entered into blanket wage arrangements with each of the Current Employees, pursuant to which their annual salary includes a predetermined amount of meal allowance, car allowance, overtime allowance and nighttime work allowance (together, the “Blanket Allowances”). Schedule 2.26(k) sets forth all allowances paid to Employees for the past five years, other than the Blanket Allowances (“Allowances”), broken down by categories of Allowance, and whether such Allowances are required by applicable Law or arise from policy and practice of the Company. The Company properly accounted for all Allowances in wages for tax purposes, and as required by Korean GAAP. The Company has properly withheld all amounts it was required to withhold with respect to the payment of any Allowances and Blanket Allowances. The Company has not withheld or failed to pay any Allowances or Blanket Allowances required by applicable Law.

2.27. Tax Matters. All returns and reports in respect of Taxes required to be filed with respect to the Company have been timely filed. All Taxes required to be shown on such returns and reports or otherwise due have been timely paid. All such returns and reports are true, correct and complete in all material respects. No adjustment relating to such returns has been proposed formally or informally by any Tax Authority. There are no pending or, to the Knowledge of the Company, threatened Actions for the assessment or collection of Taxes against the Company. There are no tax liens on any Assets other than for Taxes not yet due. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company. On the Financial Statements, reserves and allowances have been provided adequate to satisfy all Liabilities for Taxes relating to the Company as of the date thereof (without regard to the materiality thereof).

2.28. Customers; Distributors. Schedule 2.28 identifies, and provides a summary of the revenues received from, each customer of the Company who, either individually or together with its Affiliates, account for revenues to the Company of $50,000 or more in the fiscal years ended December 31, 2013 or December 31, 2014. The Company has not received written notice from any current customer indicating that any such customer intends not to renew its Product Agreement or Services Agreement with the Company that is currently in effect. The Company has not received notice from any current distributor of any of the Company’s Products indicating that any such distributor intends to cease acting as a distributor of such Products or otherwise dealing with the Company under any agreement with the Company currently in effect.

2.29. Governmental Authorization. Schedule 2.29 lists each consent, license, permit, grant or other authorization issued to the Company or any Current Employee by a Governmental Entity (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) that is required for the operation of its business as currently conducted or as Proposed to be conducted or the holding of any such interest (collectively, the “Company Authorizations”). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business as currently conducted or as Proposed to be conducted or to hold any interest in its properties or assets. Neither the Company nor any Current Employee is in violation of any Company Authorization in any material respect.

2.30. Anti-Corruption and Anti-Bribery. The Company has at all times been, and is currently, in compliance in all material respects with all applicable Anti-Corruption and Anti-Bribery Laws of any Governmental Authority of any jurisdiction applicable to the Business. The Company has never committed an act, to its Actual Knowledge, that, if committed by a “domestic concern,” would have been a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

2.31. Representations Complete. None of the representations or warranties made by the Company in this Agreement, any Related Agreement or any Related Certificate, nor any statement made in the Disclosure Schedule or any certificate furnished by the Company pursuant to this Agreement or any Related Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby represents and warrants, as to himself or itself only, to each of Purchaser and Parent as of the date hereof and as of the Closing as follows:

3.1. Organization. The Seller, if an entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

3.2. Authority.

(a) The Seller has all requisite power and authority to enter into this Agreement and the Related Agreements to which such Seller is or will be a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the Transactions. If an entity, the Seller’s execution and delivery of this Agreement and the Related Agreements and the consummation by the Seller of the Transactions has been properly authorized and approved, which authorization and approval constitutes all of the necessary action or authorization on the part of the Seller for the authorization, execution, delivery and performance of this Agreement and the Related Agreements by the Seller and the consummation by the Seller of the Purchase Transaction and the other Transactions.

(b) This Agreement has been, and each of the Related Agreements to which the Seller is a party will be at the Closing, duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the other parties hereto and thereto (other than the Seller), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3. Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity is required by, or with respect to, the Seller in connection with the execution, delivery and performance by the Seller of this Agreement and the Related Agreements to which the Seller is a party or the consummation by the Seller of the Transactions.

3.4. Capitalization. As of the date hereof, the Seller owns the number of Shares set forth in Schedule 2.6(a)(A), which constitute all of the issued and outstanding shares of Company Capital Stock owned, directly or indirectly, by the Seller. The Options set forth opposite Seller’s name in Schedule 2.6(a)(ii), if any, constitute all of the issued and outstanding Company Stock Rights owned, directly or indirectly, by the Seller. All of the Seller’s Shares and Options are free and clear of any Liens. The Shares and Options identified in Schedule 2.6(a)(A) and Schedule 2.6(a)(ii) represent the entire interest of the Seller in the Company, and the Seller has no other interest in the Company, contingent or otherwise.

3.5. Authorization of Withholding. Each Seller named in Schedule 2.7(e) hereby authorizes the Purchaser and the Escrow Agent to withhold the amounts specified therein any payment hereunder or under the Escrow Agreement that are due to such Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser jointly and severally represent and warrant to the Company as of the date of its entry into this Agreement and as of the Closing as follows:

4.1. Organization of Parent and Purchaser. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Each of Parent and Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business and is duly qualified or licensed to do business.

4.2. Authority. Each of Parent and Purchaser has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Related Agreements to which Parent or Purchaser is a party and the consummation of the Transactions by Parent and Purchaser have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been, and each of the Related Agreements to which Parent or Purchaser is a party will be at the Closing, duly executed and delivered by Parent and Purchaser as of the date of its execution and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Parent and Purchaser), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3. Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Parent or Purchaser in connection with the execution, delivery and performance of this Agreement and the Related Agreements by Parent and Purchaser or the consummation by Parent and Purchaser of the Transactions.

4.4. No Conflict. The execution, delivery and performance by Parent and Purchaser of this Agreement and the Related Agreements to which either is a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the Organizational Documents of Parent or Purchaser, (b) any material agreement to which Parent or Purchaser is a party or to which they or any of their respective properties or assets (whether tangible or intangible) is subject or bound, or (c) any Law applicable to Parent or Purchaser or any of their respective properties (whether tangible or intangible) or assets, except, in the case of clauses (b) or (c), for such conflicts, violations or defaults as would not individually or in the aggregate reasonably be expected to have a material and adverse effect on the ability of Parent or Purchaser to consummate the Transactions in a timely manner.

ARTICLE V

CERTAIN COVENANTS

5.1. Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, the Company will (except to the extent that Parent shall otherwise consent in writing) carry on its business in the usual and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due, pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and the Key Employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Without limiting the foregoing and except as expressly set forth on Schedule 5.1, the Company shall not without the prior written consent of Parent:

(a) make any payments or enter into any commitment or transaction outside of the ordinary course of business consistent with prior practice or waive or release any right or claim outside the ordinary course of business or inconsistent with prior practice;

(b) issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Security;

(c) re-price or amend the terms of any Security Right or the terms of any agreement with respect to Company Securities, including accelerating the vesting thereof; provided that the cancellation of Options and the payment of Option Expenses incurred in connection therewith shall be excluded from this subclause (c));

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire outside of the ordinary course of business consistent with prior practice any assets in any amount;

(e) hire or engage any employees, consultants or contractors, or encourage any Employees, consultants or contractors to resign from the Company, or promote any Employees or change the employment status or titles of any Employees, except for the hiring or promotion of employees or engagements of consultants or contractors in the ordinary course of business at compensation rates comparable to other Employees, consultants or contractors at similar levels;

(f) fail to use commercially reasonable efforts to keep in full force all insurance policies listed in Schedule 2.21;

(g) enter into any agreement (i) pursuant to which the Company makes representations or warranties or assumes support or indemnification obligations that are materially more burdensome on the Company than the representations, warranties and support and indemnification obligations made in the Company’s standard form of services agreement, or (ii) that contains any provision relating to the “change of control” of the Company or that would constitute a Change in Control Agreement;

(h) take any action that would have been a breach of, or would reasonably be expected to cause a breach of, any of the provisions of Section 2.9 (except the taking of any action described in Sections 2.9(k), (m) and (n) in the ordinary course of business, consistent with prior practice) had such action occurred after the date of this Agreement and prior to the Closing (without regard to disclosures on the Disclosure Schedule);

(i) incur any Indebtedness, draw down or borrow any amounts under any existing agreements with respect to Indebtedness, guarantee any Indebtedness of any Person, issue or sell any debt securities of the Company or purchase or guarantee any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business and consistent with prior practice;

(j) use any Cash at any time to make any voluntary prepayment or other non-mandatory payment of, or in respect of, any Lien;

(k) fail to timely pay any Taxes or timely file any Tax Returns, make or change any election in respect of Taxes or change any Tax accounting period, adopt or request permission of any Tax Authority to change any accounting method in respect of Taxes, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, surrender or allow to expire any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or make any application for, negotiate or conclude a Tax ruling or arrangement with a Tax Authority;

(l) make any Distribution; or

(m) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (l) above, or any other action that would prevent the Company from performing or cause the Company not to perform its obligations hereunder.

5.2. Access to Information; Customer Meetings. The Company shall provide Parent and its accountants, legal counsel, and other representatives reasonable and prompt access during normal business hours during the period prior to the Closing to (a) all of the properties, facilities, books, agreements, records and Current Employees of the Company, and (b) all other information concerning the business, finances, properties, ongoing disputes, litigation and personnel of the Company as Parent may reasonably request. The Company will provide Parent and its accountants, legal counsel, and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 or otherwise shall affect or be deemed to modify or qualify any representation or warranty of the Company or the conditions to the obligations of the parties to consummate the Transactions. Notwithstanding the foregoing, the Company shall have no obligation to provide to any Person access to non-public customer personal data.

5.3. Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Nondisclosure Agreement, dated as of April 11, 2014 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and shall survive any termination of this Agreement or the Closing in accordance with its terms. Without limiting the provisions of the Confidentiality Agreement, the existence of this Agreement and the Related Agreements and all terms hereof and thereof are deemed to be “Confidential Information” thereunder and subject to the nondisclosure and other obligations set forth in the Confidentiality Agreement.

5.4. Public Disclosure. Except as contemplated by this Agreement or as otherwise required by Law (including applicable securities Laws) or, as to Parent or any Affiliate of Parent, by regulatory authority, no disclosure (whether or not in response to an inquiry) of the existence or subject matter of this Agreement shall be made prior to the

Closing by any party hereto (including any third-party representatives of Parent or the Company) (other than disclosures to Sellers in connection with the approval of this Agreement and other than any filing by Parent or any Affiliate of Parent with the Securities and Exchange Commission or other Governmental Entity) unless approved by Parent and the Company prior to release; provided, that such approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the immediately preceding sentence, in the event that either Parent or the Company is required by Law or any listing or trading agreement or requirement to make any such disclosure, such party shall notify the other prior to making such disclosure and shall use its commercially reasonable efforts to give the other an opportunity (as is reasonable under the circumstances) to comment on such disclosure.

5.5. Consents. At the Company’s expense, the Company shall promptly apply for or otherwise seek and use its commercially reasonable efforts to promptly obtain all consents and approvals required to be obtained by it in connection with the Transactions, including all consents, waivers, or approvals under any of the Material Agreements to which the Company is a party or by which it or its properties or assets are bound, in order to preserve the benefits thereunder for the Company after the Closing and otherwise in connection with the Transactions.

5.6. Regulatory Filings. After the date hereof, Parent shall file or cause its Affiliates to prepare and file in a timely fashion all necessary applications and notices with all applicable Governmental Entities (the “Regulatory Filings”), as Parent deems necessary or desirable in connection with the Transactions (including Parent’s ownership of the Shares) under applicable Laws with the appropriate Governmental Entity designated by Law to receive such filings. The Company shall use reasonable best efforts to cause its directors, officers, employees and agents to cooperate with Parent in the preparation, filing and processing of such applications and notices. Parent shall keep the Company reasonably apprised of the status of matters relating to completion of the Regulatory Filings.

5.7. Conditions to the Transactions; Further Assurances. Each of the parties to this Agreement shall use its commercially reasonable efforts to: (a) effectuate the Transactions and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; (b) comply promptly with all legal requirements that might be imposed on such party with respect to the Transactions and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Transactions; (c) obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its subsidiaries in connection with the Transactions or the taking of any action contemplated thereby or by this Agreement or any Related Agreement; and (d) at the request of another party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Transactions.

5.8. Notification of Certain Matters. Each party to this Agreement shall give prompt written notice to the other parties of: (a) the occurrence or non-occurrence of any event that is likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing; (b) any failure to comply with or satisfy in any material respect any of the covenants, conditions or agreements to be complied with or satisfied by it hereunder; and (c) any event, condition, fact or circumstance that would reasonably be expected to make any of the conditions set forth in Article VI required to be satisfied by it incapable of being satisfied in a timely manner; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect any remedies available to the other parties upon receiving such notice.

5.9. Termination of Certain Agreements.

(a) The Company shall take all such steps as may be necessary to terminate, as of the Closing, (i) each Change in Control Agreement and (ii) each agreement regarding Options.

(b) As soon as practicable following the date of this Agreement, the Company shall (i) pay off in its entirety and cancel the Promissory Note dated May 16, 2013 issued to Maxim Integrated Products, Inc. (“Maxim”), (ii) terminate the Note Purchase Agreement, dated May 16, 2013, between the Company and Maxim (the “Maxim Note”, and (iii) terminate the Security Agreement, dated May 16, 2013, between the Company and Maxim, and (iv) cause Maxim to terminate all security interests in any assets of the Company and release all liens on any assets of the Company, including by making any filing with any Governmental Agency required to perform the foregoing. Any termination and/or release agreement between the Company and Maxim shall be subject to the reasonable prior approval of Parent. Parent shall provide to the Company a loan in an amount Parent and the Company reasonably agree to be sufficient to carry out the Company’s obligations in this Section 5.9(b), within three Business Days following the written request by the Company and upon delivery by the Company to Parent of a Promissory Note, a Note Purchase Agreement and a Security Agreement in favor of Parent, substantially in the forms of the agreements referred to in clauses (i), (ii) and (iii) above.

5.10. No Solicitation.

(a) Until the earlier of the Closing and the date of termination of this Agreement pursuant to Section 8.1, neither the Company nor any of its managers, members, officers, directors, Current Employees, Sellers, Affiliates, financial advisors or representatives (collectively, the “Representatives”) shall, directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (i) solicit, initiate, entertain or agree to any proposals or offers from any Person relating to (A) any merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Company, (B) the acquisition of beneficial ownership of any equity or ownership interest in the Company, whether by issuance by the Company or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from the Sellers of the Company or otherwise, (C) the license or transfer of all or a material portion of the assets of the Company, or (D) any transaction that may be inconsistent with or that may have an adverse effect upon the Purchase Transaction (any of the transactions described in clauses (A) through (D), a “Third-Party Acquisition”), or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any Person to do or seek, a Third-Party Acquisition.

(b) If the Company or any Representative receives an unsolicited inquiry, proposal or offer relating to a Third-Party Acquisition from any Person, the Company will (i) promptly notify Parent of the same and the details thereof (including the identity of the Person making same) and the Company shall be permitted to provide a response without breaching this Section 5.10; provided, that the response is limited to informing the initiator of such inquiry, proposal or offer that the Company is unable to respond further at this time, (ii) provide to Parent a copy of any written inquiry, proposal or offer and all correspondence related thereto, and (iii) keep Parent informed of the status thereof.

(c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.10 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties that Parent shall be entitled to seek an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.10 and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Representative of the Company shall be deemed to be a breach of this Agreement by the Company.

5.11. Certain Employment Matters.

(a) General Compensation and Benefits of Continuing Employees. Purchaser shall cause the Company to provide to Continuing Employees compensation packages consistent with those offered by Parent to employees of Parent’s subsidiary in the Republic of Korea who are of comparable status.

(b) No Right to Continued Employment or Benefits. None of Parent, Purchaser or the Company is under any obligation to retain any Employee, independent contractor or consultant, or provide any Employee, independent contractor or consultant with any particular benefits, or make any payments or provide any benefits to those Employees, independent contractors or consultants whom Parent determines shall not be employed or shall be terminated by the Company following the Closing, except as otherwise required by applicable Law and except to the extent, if any, as provided in an Offer Letter provided by Parent to any Employee.

5.12. Company Stock Rights. The Company shall take all action necessary to ensure that all Company Stock Rights (including all Options, but excluding the conversion rights under the Convertible Debt issued to Small and Medium Business Corporation) are terminated prior to the Closing.

5.13. Resignation of Officers and Directors. The Company shall obtain the resignations of all members of the Company Board and each of the Company’s officers effective as of the Closing, in the form attached as Exhibit G.

5.14. Purchaser Covenant regarding Tax Withholding. The Purchaser covenants to cause the Company to pay all amounts withheld for tax purposes from any Seller, including without limitation pursuant to Schedule 2.7(e), to the appropriate Governmental Entity.

5.15. Seller Expenses. No Seller shall seek, directly or indirectly, payment or reimbursement for, and the Company shall not, and shall not be liable to, pay or reimburse any Seller, directly or indirectly, for any fees or expenses incurred or paid by any Seller, directly or indirectly, that, if incurred or paid by the Company would have been an Acquisition Expense.

ARTICLE VI

CONDITIONS TO THE CLOSING

6.1. Conditions to the Obligations of the Sellers and Company. The obligation of the Sellers and the Company to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Purchaser contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

(b) Board Approval. The Board of Directors (or the equivalent entity or person with primary management control of the corporation) of each of Parent and Purchaser shall have authorized the execution and delivery of this Agreement and the consummation of the Transactions.

(c) Agreements and Covenants. Parent and Purchaser shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by them on or prior to the Closing Date, including without limitation the Regulatory Filings.

(d) Escrow Agreement. Each of Parent, the Seller Representative and the Escrow Agent shall have executed and delivered to the Company the Escrow Agreement.

(e) Non-Selling Escrow Agreement. Each of Parent, the Seller Representative and the Non-Selling Escrow Agent shall have executed and delivered to the Company the Non-Selling Escrow Agreement.

(f) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.

6.2. Conditions to the Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company and the Sellers contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No event, occurrence, change, effect or condition of any character shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Quantified Material Adverse Effect.

(d) Board Approval; Seller Execution. The Company Board Approval shall have been obtained and shall be in full force and effect. Sellers holding 100% of the outstanding shares of RCPS shall have executed and delivered a Joinder Agreement to Parent.

(e) Escrow Agreement. Each of Parent, Seller Representative and the Escrow Agent shall have executed and delivered to Parent the Escrow Agreement.

(f) Non-Selling Escrow Agreement. Each of Parent, the Seller Representative and the Non-Selling Escrow Agent shall have executed and delivered to the Company the Non-Selling Escrow Agreement.

(g) Allocation Certificate. Parent shall have received and approved the Allocation Certificate (including the Closing Balance Sheet) after opportunity to review and confirm the contents of the Allocation Certificate to its satisfaction.

(h) Closing Certificate. The Company shall have delivered to Parent a certificate of the Company, executed by the Chief Executive Officer of the Company and dated as of the Closing Date, that each of the conditions set forth in Sections 6.2(a)-(c), (q) and (s)-(w) has been satisfied in all respects (provided that, with respect to clause (u), such condition is met as to regulatory approvals for which the Company is responsible).

(i) Representative Director’s Certificate. The Company shall have delivered to Parent a certificate of the Company executed by the Representative Director of the Company, dated as of the Closing Date, certifying: (i) the Company Board Approval, (ii) that the Company Board Approval has not been revoked, rescinded or amended, (iii) the Organizational Documents of the Company, and (iv) the name, title, incumbency and signatures of the officers authorized to execute this Agreement, the Related Agreements to which the Company is a party and the Related Certificates.

(j) Accountant Certificate. Parent shall have received the Accountant Certificate.

(k) Bank Certificate. Parent shall have received the Bank Certificate.

(l) Key Employees. Parent shall have received a signed Offer Letter from each of the Key Employees, which shall not have been revoked or terminated, executed by each of the Key Employees. As of the Closing Date, each of the Key Employees shall continue to be an employee of the Company. None of the Key Employees shall have delivered his or her resignation to the Company or otherwise indicated his or her intention not to continue employment with the Company following the Closing Date.

(m) Non-Competition Agreements. Each of the Key Employees shall have entered into a Non-Competition Agreement, and each such agreement shall be in full force and effect.

(n) Joinder Agreement. Each Seller who holds shares of RCPS shall have executed and delivered to Parent and Purchaser a Joinder Agreement in the form of Exhibit H, and each such agreement shall be in full force and effect. Each Seller who holds shares of Common Stock shall have executed and delivered to Parent and Purchaser a Joinder Agreement in the form of Exhibit I, and each such agreement shall be in full force and effect.

(o) Third-Party Consents. Parent shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals, waivers and terminations indicated on Schedule 2.4(b), in form and substance reasonably satisfactory to Parent.

(p) Terminations; Notices. Parent shall have been furnished evidence reasonably satisfactory to it that (i) each Change in Control Agreement, (ii) each agreement regarding Options or other Company Securities and each instrument related thereto or evidencing the same, and (iii) each agreement or instrument providing for conversion rights or other rights to acquire any Company Capital Stock or Company Securities (including without limitation the convertibility provisions of the Convertible Debt but excluding the conversion rights under the Convertible Debt issued to Small and Medium Business Corporation) has been terminated as of or prior to the Closing.

(q) Company Stock Rights. All Company Stock Rights (including all Options but excluding the conversion rights under the Convertible Debt owed to Small and Medium Business Corporation) shall have been terminated, including without limitation by providing to Parent the agreements described in Section 5.9.

(r) Resignations. Parent shall have received resignation letters in the form attached as Exhibit G executed and delivered by the members of the Company Board and the officers of the Company.

(s) Legal Action. There shall not be any threatened or pending action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity or any indication that any Person may consider initiating any such action: (i) against the Company seeking material damages or other material relief, (ii) challenging or seeking to restrain or prohibit the consummation of the Transactions, or seeking to obtain any material damages from Parent, Purchaser or the Company as a result of the Transactions or (iii) seeking to prohibit or impose any limitations on Parent’s or Purchaser’s ownership or operation of all or any portion of the Company’s business or assets.

(t) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions or making the execution and delivery of this Agreement or the consummation of the Transactions illegal, shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.

(u) Regulatory Approvals. All approvals, authorizations or clearances required under any applicable Laws with respect to the Regulatory Filings shall have been obtained, any waiting periods thereunder shall have expired and all requirements thereunder shall have been satisfied.

(v) Release of Liens. All Liens on the Company’s assets or properties (except for Liens held by Parent) shall have been released in form and substance reasonably satisfactory to Parent.

(w) Absence of Legal and Regulatory Changes. No Law or regulatory requirement, approval, pronouncement or policy shall create or contain any conditions, restrictions or requirements which Parent reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transactions to Parent.

(x) Other Documents. Parent shall have received such customary documents from the Seller Representative and the Company as Parent may reasonably request in good faith for the purpose of facilitating the consummation of the Transactions.

ARTICLE VII

INDEMNIFICATION

7.1. Survival of Representations, Warranties and Covenants.

(a) Company Representations. The representations and warranties of the Company set forth in this Agreement, any Related Agreement or any Related Certificate shall survive the Closing until the end of the last Earnout Period; provided that, in the event of fraud, intentional misrepresentation or intentional breach with respect to a representation or warranty, such representation or warranty shall survive for a period of ten years. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties under applicable Law.

(b) Parent and Purchaser Representations. The representations and warranties of Parent and Purchaser set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of Parent or Purchaser pursuant to this Agreement shall survive the Closing for a period of one year.

(c) Covenants. The respective covenants, agreements and obligations of Parent and Purchaser set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for the applicable statute of limitations period. The respective covenants, agreement and obligations of Company and each Seller set forth in Article V shall survive the execution and delivery of this Agreement and the Closing indefinitely. The respective covenants, agreement and obligations of Company and each Seller set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement, other than those set forth in Article V, shall survive the execution and delivery of this Agreement and the Closing for the applicable statute of limitations period.

7.2. Indemnification. As an integral term of the Purchase Transaction, each Seller jointly and severally shall indemnify and hold harmless Parent, Purchaser and the Company and each of their respective officers, directors, employees, partners, members, agents and Affiliates (the “Indemnified Parties”) against any and all claims, losses, royalties, liabilities (whether actual, accrued or contingent), damages (including punitive, special, consequential, indirect or similar damages), Taxes, interest and penalties, costs and expenses, including without limitation attorneys’ fees and expenses, and expenses of investigation and defense (collectively “Losses”) incurred or suffered by any such Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(a) any failure of any representation or warranty of the Company set forth in this Agreement, any Related Agreement or any Related Certificate (other than a Fundamental Representation) to be true and correct in all respects as of the date of this Agreement and as of the Closing (disregarding for purposes of this Section 7.2(a) any qualifications based on the term or phrase “material”, “in all material respects”, “Company Material Adverse Effect”, “Knowledge” or similar qualification contained therein or with respect thereto for purposes of calculating Losses);

(b) any failure of any Fundamental Representation to be true and correct in all respects as of the date of this Agreement and as of the Closing (disregarding for purposes of this Section 7.2(b) any qualifications based on the term or phrase “material”, “in all material respects”, “Company Material Adverse Effect”, “Knowledge” or similar qualification contained therein or with respect thereto for purposes of calculating Losses);

(c) any failure by the Company to fully perform, fulfill or comply with any covenant or agreement in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement;

(d) the failure of any item set forth in the Allocation Certificate (including the Closing Balance Sheet) to be accurate, true and correct in all respects as of the Closing (regardless of any approval of the Allocation Certificate by Parent pursuant to Section 1.6);

(e) any claims by (i) any current or former shareholder or alleged current or former holder of any Company Securities (including securities of any predecessors), including Company Securities, relating to or arising out of (A) the Transactions, this Agreement, any Related Agreement or any Related Certificate, including the allocation of the Consideration, or (B) such Person’s status or alleged status as a shareholder of the Company or an owner of Company Securities (including securities of any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (ii) any Person to the effect that such Person is entitled to any Company Security or any payment in connection with the Transactions other than as specifically set forth in the Allocation Certificate or (iii) any Person with respect to any Company Security or any stock option plan or any other plan, policy or agreement providing for equity or ownership interest compensation to any Person;

(f) defending any Third-Party Claim alleging the occurrence of facts or circumstances that, if true, regardless of the outcome of such defense, would entitle an Indemnified Party to indemnification pursuant to any of the other provisions of this Section 7.2; provided, however that, with respect to a Third-Party Claim that is ultimately adjudicated not to give rise to a right of indemnification under this Section 7.2, the indemnification obligation set forth in this Section 9.2(g) (and without limiting any other indemnification obligations in this Section 7.2) shall be limited to fifty percent (50%) of the total Losses resulting from or arising out of defending such Third-Party Claim

(g) without duplication of Section 7.2(a), (i) any breach of any representation or warranty in Section 2.27 of this Agreement or any covenant in Section 5.1(k), and (ii) to the extent not duplicative of clause (i), any actual or asserted liability for Taxes of or owed by the Company in respect of any full or partial Tax period ending on or prior to the Closing Date; provided, that for purposes of applying this Section 7.2(g), Parent and the Company shall use appropriate methods to allocate liability in respect of any Taxes of the Company attributable to any Straddle Period, which appropriate methods shall include the following: (A) for any income Taxes or any transactional Taxes, including Taxes based on sales or revenue, the allocation of Taxes to pre- and post-Closing portions of a Straddle Period shall be determined using a closing-of-the-books method assuming that the applicable Straddle Period consists of two Taxable periods, one ending at the close of the Closing Date and one beginning at the opening of the day after the Closing Date, and (B) for any Taxes based on net worth, capital, intangibles, or similar items, and for any real estate Taxes or other property or tangible asset-based Taxes, the allocation of Taxes to pre- and post-Closing portions of a Straddle Period shall be determined on a per-diem basis taking into account the number of days in the Straddle Period through and including the Closing Date and the number of days in the entire Straddle Period;

(h) the amount by which the Losses identified in Section 7.5(b) exceed the Non-Selling Escrow Amount;

(i) any Acquisition Expenses that are not included in the calculation of Cash Consideration pursuant to
Section 1.3(a)(i)(B), or claims therefor; and

(j) the items set forth in Schedule 7.2(j).

The Escrow Amount shall be available to reimburse the Indemnified Parties for any Losses for which they are entitled to be indemnified pursuant to this Section 7.2.

7.3. Limitations.

(a) Aggregate Limits.

(i) Except in the case of fraud, intentional misrepresentation, intentional breach or criminal activity of the Company or any Seller, the aggregate liability of the Sellers for indemnification for claims made under Section 7.2(a), and only under Section 7.2(a), shall be limited to an amount equal to fifty percent (50%) of the Consideration.

(ii) In the case of (A) fraud, intentional misrepresentation, intentional breach or criminal activity of the Company or any Seller, and (B) claims for indemnification pursuant to Section 7.2 other than as set forth in Section 7.3(a)(i), the aggregate liability of the Sellers shall be limited to the Consideration.

(b) Limit for each Seller.

(i) The maximum aggregate liability of each Seller for indemnification claims under this Article VII shall be an amount equal to such Seller’s Allocable Share of the aggregate liability of the Sellers set forth in Sections 7.3(a)(i) and (ii).

(ii) Notwithstanding anything in this Agreement to the contrary, the maximum liability of any Seller or other Person in connection with the fraud, intentional misrepresentation, intentional breach or criminal activity committed by, or with the actual knowledge of, such Seller or other Person, shall be an amount equal to the total Consideration.

7.4. No Subrogation. Following the Closing, no Seller shall have any right of indemnification, contribution or subrogation against the Company with respect to any indemnification claim.

7.5. Non-Selling Shares Indemnification.

(a) As an integral term of the Purchase Transaction, each Seller, severally and not jointly in accordance with his, her or its Allocable Share, shall indemnify and hold harmless Parent, Purchaser and the Company against any and all Losses, which term, for the purposes of this Section 7.5, includes without limitation (i) the purchase price of the Non-Selling Shares, (ii) all legal fees and costs related to the purchase of the Non-Selling Shares, including without limitation (A) any fees and costs of preparing and filing any reports required by Law, and (B) any fees and costs arising out of any lawsuit brought by Parent, Purchaser, the Company or any holder of Non-Selling Shares related to the purchase of the Non-Selling Shares.

(b) Except as provided in Section 7.5(c), the exclusive remedy of Parent, Purchaser and the Company for recovery under the indemnification obligation of the Sellers under Section 7.5(a) shall be to make claims against the Non-Selling Escrow Amount.

(c) Notwithstanding the limitation set forth in Section 7.5(b), in the event that the Non-Selling Escrow Amount is insufficient to satisfy in full the indemnification obligation of the Sellers set forth in Section 7.5(a), then Parent and Purchaser shall have the right to make a claim for such unsatisfied amounts against the Escrow Amount pursuant to Section 7.2(h).

(d) The procedures set forth in Section 7.6 shall apply to claims made against the Non-Selling Escrow Amount, with such changes to the language of Section 7.6 as are appropriate for such provisions to apply to the Non-Selling Escrow.

7.6. Procedures.

(a) General. Promptly after the discovery by any Indemnified Party of any Loss or Losses, claim or breach, including any claim by a third party (a “Third-

Party Claim”), that would reasonably be expected to give rise to a claim for indemnification hereunder, the Indemnified Party shall deliver to the Seller Representative a certificate (a “Claim Certificate”) that:

(i) states that the Indemnified Party has paid or properly accrued Losses, or anticipates that it may or will incur liability for Losses, for which such Indemnified Party may be entitled to indemnification pursuant to this Agreement; and

(ii) discloses the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim; provided, that no delay on the part of any Indemnified Party in notifying the Seller Representative shall relieve the Sellers of any liability or obligations hereunder except to the extent that the Sellers have been materially prejudiced thereby, and then only to such extent.

(b) Seller Representative Objection. On behalf of the Sellers, the Seller Representative may respond, not respond, negotiate, settle or make any decision in respect of a Claim Certificate pursuant to the Escrow Agreement. If the Seller Representative objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Seller Representative shall deliver a written notice to such effect to the Indemnified Party within 30 days after receipt by the Seller Representative of such Claim Certificate. Thereafter, the Seller Representative and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than 60 days after receipt by the Indemnified Party of such written objection with respect to each of such claims to which the Seller Representative has objected. If the Indemnified Party and the Seller Representative agree with respect to any of such claims, the Indemnified Party and the Seller Representative shall promptly prepare and sign a memorandum setting forth such agreement and, if applicable, an instruction to the Escrow Agent. Should the Indemnified Party and the Seller Representative fail to agree as to any particular item or items or amount or amounts within such
60-day period, then either party shall be entitled to pursue its available remedies for resolving its claim for indemnification. Notwithstanding the foregoing, in the event that the Indemnified Party seeks recovery against the Escrow Amount, the time periods set forth herein shall be without duplication of the time periods set forth in the Escrow Agreement.

(c) Indemnified Party Defense; Settlement. The Indemnified Party shall have the right in its sole discretion to conduct the defense of any Third-Party Claim; provided, however, that any settlement of any such Third-Party Claim shall not be effected without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed, but if such consent is unreasonably withheld, conditioned or delayed, then such consent shall not be required. If any such action or claim is so settled or if there be a final judgment for the plaintiff in any such action, the Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto.

(d) Seller Defense; Settlement. In the event the Indemnified Party elects not to defend the Third-Party Claim, the Seller Representative may defend such claim at the Sellers’ sole cost and expense. In such event, neither the Sellers nor the Seller Representative shall have any right to settle, adjust or compromise any Third-Party Claim without the express written consent of the Indemnified Party against whom the Third-Party Claim has been asserted, which consent shall not be unreasonably withheld, conditioned or delayed, but if such consent is unreasonably withheld, conditioned or delayed then such consent shall not be required.

(e) Agreed Claims. Claims for Losses specified in any Claim Certificate to which the Seller Representative did not object in writing within 30 days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 7.6(b) and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.” The Indemnified Party shall be entitled to payment for any Agreed Claim within ten Business Days of the determination of the amount of any such Agreed Claims.

7.7. Consideration Adjustment. The Company, Parent, Purchaser, the Seller Representative and the Sellers agree to treat each indemnification payment pursuant to this Article VII as an adjustment to the Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Law in respect of Taxes.

7.8. Seller Representative; Power of Attorney.

(a) Appointment. The Sellers have agreed that it is desirable to designate a representative to act on behalf of the Sellers for certain limited purposes, as specified herein (the “Seller Representative”) as the Seller’s agent, proxy and attorney-in-fact. The Sellers hereby appoint and designate Taek-Shin Kwon as the initial Seller Representative. The Seller Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement, including the administration of the escrow under the Escrow Agreement; provided, however, that the Seller Representative shall have no obligation to act on behalf of the Sellers, except as expressly provided herein or therein. Without limiting the generality of the foregoing, the Seller Representative shall have full power, authority and discretion to: (i) give and receive notices and communications to or from Parent (on behalf of itself or any other Indemnified Party) and/or the Escrow Agent and the Non-Selling Escrow Agent relating to this Agreement, the Escrow Agreement, the Non-Selling Escrow Agreement or any of the Transactions and other matters contemplated hereby or thereby; (ii) authorize deliveries to Parent or any Indemnified Party of cash from the Escrow Amount or the Non-Selling Escrow Amount in satisfaction of claims asserted by Parent (on behalf of itself or any other Indemnified Party, including by not objecting to claims thereto); (iii) object to any claims by Parent or any Indemnified Party to the Escrow Amount or the Non-Selling Escrow Amount; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (v) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any such Seller or by any such Seller against any Indemnified Party or any dispute between any Indemnified Party and any such Seller, in each case relating to this Agreement, the Escrow Agreement, the Non-Selling Escrow Agreement or the Transactions; and (vi) take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.

(b) Acceptance. Taek-Shin Kwon hereby accepts his appointment as Seller Representative.

(c) Replacement. The Seller Representative may be replaced from time to time by the holders of a majority in interest of the Escrow Amount upon not less than ten days’ prior written notice to Parent and with Parent’s written consent, which shall not be unreasonably withheld. No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for his services.

(d) No Liability. The Seller Representative shall not be liable to any Seller for any act done or omitted under this Agreement or the Escrow Agreement as the Seller Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Sellers shall jointly and severally indemnify the Seller Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of his duties hereunder and thereunder. To the extent that any distributions of the Escrow Amount are being made to the Sellers pursuant to the terms of the Escrow Agreement, the Seller Representative may receive reimbursement from the Sellers directly out of any such distributions that are being made to the Sellers for any and all expenses, charges and liabilities, including attorneys’ fees, reasonably incurred by the Seller Representative in the performance or discharge of his rights and obligations under this Agreement; provided, however, that none of Parent, Purchaser or the Company shall have any liability with respect to such items.

(e) Notice. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Seller Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Sellers and shall be final, binding and conclusive upon each such Seller; and each Indemnified Party, the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Seller. Each Indemnified Party and the Escrow are hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Seller Representative.

7.9. No Prejudice. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Parent or Purchaser or any agent of Parent or Purchaser with respect to, or any knowledge acquired (or capable of being acquired) by Parent or Purchaser or any agent of Parent or Purchaser at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with or performance of any such representation, warranty, covenant or obligation, and no Indemnified Party shall be required to show that it relied on any (and each Indemnified Party shall have been deemed to have relied on each) such representation, warranty, covenant or obligation of the Company in order to be entitled to indemnification pursuant to this Article VII. The waiver by Parent or Purchaser of any of the conditions set forth in Article VI will not affect or limit the provisions of this Article VII.

7.10. Right of Set-Off. Parent, Purchaser and each other Indemnified Party shall have the right to set off any amount owed to such Person by any Seller pursuant to this Agreement against any amount payable by such Person to such Seller, including without limitation any such amount payable as Earnout Consideration.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date as follows and in no other manner:

(a) by written agreement of the Company and Parent;

(b) by either Parent or the Company if the Closing Date has not occurred by March 31, 2015 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure constitutes a breach of this Agreement;

(c) by Parent if there shall have been any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Transactions, by any Governmental Entity which would: (i) prohibit Parent’s or Purchaser’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Transactions, any portion of the business or assets of Parent or the Company;

(d) by either Parent or the Company if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) restraining, enjoining or prohibiting any of the Transactions (including Purchaser’s ownership of the Company Capital Stock following the Closing);

(e) by either Parent or Company (i) following the issuance of a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) declaring that the execution and delivery of this Agreement or the consummation of any Transaction is illegal.

(f) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by the Company prior to the Termination Date through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(f) prior to the earlier of the Termination Date or the date that is 15 days following the Company’s receipt of written notice from Parent of such breach, it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by the Company is cured within such 15 day period so that the conditions would then be satisfied;

(g) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Purchaser and as a result of such breach the conditions set forth in Section 5.1(a) or 5.1(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by Parent prior to the Termination Date through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(g) prior to the earlier of the Termination Date or the date that is 15 days following Parent’s receipt of written notice from the Company of such breach, it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(g) if such breach by Parent is cured within such 15-day period so that the conditions would then be satisfied; or

(h) by Parent if there is a Company Quantified Material Adverse Effect.

8.2. Effect of Termination. Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (a) as set forth in Sections 5.3 and 5.4, this Section 8.2 and Article X, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement.

8.3. Amendment. Except as is otherwise required by applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Purchaser and the Company (before the Closing) or a majority in interest of the Sellers (after the Closing); provided that no amendment of this Agreement shall impose upon any Seller any obligation or withdraw from any Seller any benefit that does not apply equally to all other Sellers, without such Seller’s consent.

8.4. Extension; Waiver. At any time prior to the Closing, Parent and Purchaser, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent, set forth, in an instrument in writing signed on behalf of such party.

ARTICLE IX

DEFINITIONS, CONSTRUCTION, ETC.

9.1. Definitions. For purposes of this Agreement:

“$” means United States Dollars.

“Accountant Certificate” is defined in Section 1.3(g).

“Acquisition Expenses” means (i) all fees and expenses accrued, incurred or paid by the Company on its own behalf or for the benefit of the Sellers in connection with the Transactions, including all legal, accounting, investment banking (including amounts paid or payable to the Persons set forth on Schedule 2.24), tax and financial advisory, and all other fees and expenses of third parties accrued, incurred or paid in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions (ii) all payments, concessions, fees, costs and expenses accrued, incurred or paid by the Company or Parent in connection with seeking and obtaining the consent of third parties in connection with this Agreement or the Transactions or in seeking or obtaining any amendment, waiver or modification of any agreement with a third party, in each case above, regardless of whether such fees, expenses, payments, concessions or costs have been or are paid prior to, on or after the Closing.

“Actual Knowledge” means Knowledge, without the duty of due inquiry.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Agreed Claims” is defined in Section 7.6(e).

“Agreement” is defined in the Preamble.

“agreement” means any written, oral, implied or other legally binding agreement, contract, mortgage, indenture, lease, license, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature, and each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating thereto.

“Allocable Share” means, as to any Seller, the ratio of such Seller’s shares of Company Capital Stock sold to Purchaser pursuant to this Agreement to the total number of shares of Company Capital Stock sold to Purchaser by all Sellers pursuant to this Agreement.

“Allocation Certificate” is defined in Section 1.3(d).

“Allowances” is defined in Section 2.26(k).

“Anti-Corruption and Anti-Bribery Laws” means any anti-corruption and/or anti-bribery Laws of any Governmental Authority of any jurisdiction applicable to the Business.

“Applicable Contract” is defined in Section 2.16(b).

“Balance Sheet Date” is defined in Section 2.7(a).

“Bank” is defined in Section 1.3(c).

“Bank Certificate” is defined in Section 1.3(c).

“Blanket Allowances” is defined in Section 2.26(k).

“Borrower” is defined in Section 2.7(l).

“Business Day” means any day of the year on which national banking institutions in the State of California are open to the public for conducting business and are not required to close.

“Cash” means, as of any date, the aggregate amount of unrestricted cash and cash equivalents of the Company as of such date, determined in accordance with Korean GAAP.

“Cash Consideration” is defined in Section 1.3(a)(i).

“Certificates” is defined in Section 1.4(b).

“Change in Control Agreement” is defined in Section 2.17.

“Change in Control Payment” means any commission, obligation, severance, bonus, or other payment of any kind payable by the Company to management, other Employees, or any other Person that is accelerated or triggered by or upon the consummation of the Transactions or arising out of or in connection with the Transactions or otherwise payable pursuant to any Change in Control Agreement.

“Claim Certificate” is defined in Section 7.5(a).

“Closing” is defined in Section 1.2.

“Closing Adjustments” is defined in Section 1.5(b).

“Closing Balance Sheet” is defined in Section 1.3(d)(i).

“Closing Date” is defined in Section 1.2.

“Closing Payment” is defined in Section 1.5(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” is defined in Section 2.6(a).

“Company” is defined in the Preamble.

“Company Authorizations” is defined in Section 2.29.

“Company Balance Sheet” is defined in Section 2.7(a).

“Company Board” means the board of directors of the Company.

“Company Board Approval” is defined in Recital B.

“Company Capital Stock” means the Company Common Stock and the RCPS, collectively.

“Company Certificate of Incorporation” means the Company’s Certificate of Incorporation.

“Company Common Stock” means the Company’s common stock, par value $0.01 per share.

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement (whether written or oral) providing for deferred compensation, profit sharing, bonus, incentive compensation, severance, termination pay, performance awards, equity-based or equity -related compensation, fringe benefits, group or individual health, dental, medical, retiree medical, life insurance, short or long term disability insurance, accidental death and dismemberment insurance, survivor benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Affiliates for the benefit of any Employee or any current or former consultant, or pursuant to which the Company has or may have any material liability, contingent or otherwise. Notwithstanding the foregoing, “Company Employee Plan” does not include Employment Agreements to the extent they would otherwise qualify solely because such agreements include an offer to participate in Company Employee Plans that are offered to employees of the Company generally.

“Company Financial Statements” is defined in Section 2.7(a).

“Company Intellectual Property” means any Intellectual Property that has been used, is used, or is held for use in the business of the Company as previously conducted, as currently conducted or as Proposed to be conducted.

“Company Licensed Intellectual Property” means Company Intellectual Property that is licensed from a third party.

“Company Material Adverse Effect” means a material adverse effect on the current business, assets, liabilities, condition (financial or other), operations or results of operations of the Company, or anything that can reasonably be expected to be a material adverse effect on the future business, assets, liabilities, condition (financial or other), operations, results of operations or prospects of the Company.

“Company Owned Intellectual Property” means any Company Intellectual Property that is not licensed from a third party.

“Company Quantified Material Adverse Effect” means any Company Material Adverse Effect that is, either individual or in the aggregate, reasonably expected to reduce the value of the Company by Two Hundred Thousand Dollars ($200,000) or more.

“Company Patents” is defined in Section 2.14(a)(iii).

“Company Real Property” is defined in Section 2.12(a).

“Company Registered Intellectual Property” means all of the Registered Intellectual Property (i) owned by, under obligation of assignment to, or filed in the name of the Company or (ii) owned by, under obligation of assignment to, or filed in the name of any Seller or any of its Affiliates (other than the Company) and included in the Company Owned Intellectual Property.

“Company Security” means all outstanding shares of Company Capital Stock, or any other outstanding voting securities or other equity or ownership interests of the Company, including all Company Stock Rights.

“Company Stock Rights” means: (i) all outstanding warrants, (ii) all outstanding Options, (iii) the Convertible Debt, and (iv) all other outstanding Security Rights issued by the Company. For purposes of this definition, RCPS shall not be considered Company Stock Rights.

“Company Sellers Equity” means the Company’s total assets minus total liabilities, as reflected on the Closing Balance Sheet.

“Company Sellers Equity Shortfall” means the amount, if any, by which the Company Sellers Equity is less than $997,040.

“Confidentiality Agreement” is defined in Section 5.3(a).

“Consideration” is defined in Section 1.3(a).

“Continuing Employee” means each Current Employee who continues to be employed by the Company at the Closing.

“Convertible Debt” is defined in Section 2.6(a)(iii).

“Current Employees” means each of the current employees of the Company as of the Closing.

“Disclosure Schedule” is defined in Article II.

“Distribution” means a declaration, setting aside or payment by the Company of any dividend or other distribution (whether in cash, equity or property) on or with respect to, or redemption, purchase or other acquisition by the Company of, any Company Security or any Security Right therefor.

“Disputed Items” is defined in Section 1.6(b)(i).

“Earnout Consideration” is defined in Section 1.7(a).

“Earnout Period” is defined in Section 1.7(b).

“Employee” means any current, former, or retired employee, officer, manager, or director of the Company or of any Person deemed to be a co-employer with the Company.

“Employee Loan” is defined in Section 2.7(l).

“Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement between the Company or any of its Affiliates and any Employee, consultant, contractor or advisor.

“Escrow Agent” is defined in Section 1.3(b).

“Escrow Agreement” is defined in Section 1.3(b).

“Escrow Amount” is defined in Section 1.3(b).

“Final Closing Balance Sheet” is defined in Section 1.6(a).

“Firm” is defined in Section 1.6(b)(iii).

“Firm Determination” is defined in Section 1.6(b)(iii).

“Firm Expenses” is defined in Section 1.1(b)(iii).

“Fundamental Representations” means the representations and warranties set forth in Sections 2.1 (Organization of the Company), 2.2 (Authority), 2.6 (Company Capital Structure), 2.8 (Liabilities), 2.23 (Environmental Matters) and 2.27 (Tax Matters).

“Government Contract” means any agreement between, on the one hand, the Company and, on the other hand: (i) any Governmental Entity, (ii) any prime contractor to any Governmental Entity or (iii) any subcontractor with respect to any agreement described in clauses (i) or (ii).

“Governmental Entity” means any (i) federal, state, local, foreign or other government authority, including any nation, state, commonwealth, province, territory, county, municipality, district or other juridical or political body; (ii) public primary, secondary or higher educational institution; or (iii) other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Hazardous Material” is defined in Section 2.23(a).

“Hazardous Materials Activities” is defined in Section 2.23(b).

“Hong Shares” is defined in Section 2.7(f).

“Indebtedness” means, without duplication, with respect to any Person, (i) all obligations for borrowed money or extensions of credit (including bank overdrafts and advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations as lessee capitalized in accordance with Korean GAAP, (v) all obligations of others secured by a Lien on any asset, whether or not such obligations are assumed, (vi) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, and (viii) all obligations in respect of futures contracts, swaps, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date).

“Indemnified Parties” is defined in Section 7.2.

“Indemnity Agreement” means any agreement or undertaking in which the Company agrees or commits to guarantee the obligation of or to indemnify, defend or hold harmless any Person (other than any Services Agreement that is not a Material Services Agreement).

“Instructions” is defined in Section 1.4(a)

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all Korean, United States or international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Joinder Agreement” means the agreement attached as Exhibit H and Exhibit I (as applicable), completed with the information of the executing Seller and executed and delivered by Seller to Parent at the Closing.

“Key Employees” means each of Dr. Sung Ho Wang, Geunhoe Kim, Jihoon Kim, Shunsuk Kim, Shinil Chang, Chulhyun Park, Inho Song, Jungsu Park, Yongjun Lee,

“Knowledge” (including any derivation thereof such as “known” or “knowing”) means the actual knowledge, after due inquiry, of any of (i) the officers and directors of the Company, and (ii) the Key Employees. “Due inquiry” means that the Person has reviewed the Company’s books, records and files and has made inquiry of the officers and directors of the Company and Key Employees and other employees who could reasonably be expected to have knowledge pertinent to the representation or warranty being given.

“Korean GAAP” is defined in Section 2.7(a).

“Law” means any federal, state, foreign, or local law, statute, ordinance, rule, wage, order, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

“Leases” is defined in Section 2.12(b).

“Letter of Transmittal” is defined in Section 1.4(b).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any Seller or similar agreement, or encumbrance of any nature whatsoever.

“Losses” is defined in Section 7.2.

“Material Agreement” means any agreement to which the Company is a party or to which any of its property is subject or bound (i) that was not entered into in the ordinary course of business consistent with past practices; or (ii) that involves or contemplates the payment or potential payment of cash or other consideration either by or to the Company and in an amount or having a value in excess of $25,000 in any calendar year; or (iii) that is a Material Product Agreement; (iv) that is a Material Services Agreement; or (v) that is required to be disclosed in Schedule 2.14(r) or Schedule 2.16(a)(iii).

“Material Product Agreements” means those agreements with customers listed or required to be listed in Schedule 2.16 pursuant to Section 2.16(a)(xvii).

“Material Services Agreements” means those agreements with customers listed or required to be listed in Schedule 2.16 pursuant to Section 2.16(a)(xvi).

“Maxim” is defined in Section 5.9(b).

“Maxim Note” is defined in Section 5.9(b).

“Purchaser” is defined in the Preamble.

“Non-Competition Agreement” is defined in Recital C.

“Non-Selling Escrow Agent” is defined in Section 1.3(b)(ii).

“Non-Selling Escrow Agreement” is defined in Section 1.3(b)(ii).

“Non-Selling Escrow Amount” is defined in Section 1.3(b)(ii).

“Non-Selling Shareholders” is defined in Section 1.3(b)(ii).

“Non-Selling Shares” is defined in Section 1. 3(b)(ii).

“Notice of Disagreement” is defined in Section 1.6(b)(i).

“Offer Letter” is defined in Recital C.

“Option” means a right, issued by the Company to an employee, contractor or other Person, to purchase shares of Company Capital Stock or Company Stock Rights.

“Option Expense” means all payments made, or required to be made, in order to cancel all outstanding Options.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation or organization or limited partnership, limited liability company or the like, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws, regulations, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent” is defined in the Preamble.

“Payment Agent” is defined in Section 1.4(a).

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Plan” is defined in Section 2.6(a)(ii).

“Product” means any semiconductor or assembly of semiconductors designed, manufactured, sold, marketed or distributed by or on behalf of the Company.

“Product Agreements” means all agreements existing on the date of determination (the date of this Agreement or the Closing, as applicable) that obligate the Company to design, manufacture, sell, market or distribute Products after the date of determination.

“Proposed” refers to a future act, Use or conduct of the business of the Company that has been approved by the Board of Directors of the Company, either directly or through the approval of a budget, a business plan or other forward-looking or strategic planning documents.

“Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., GNU General Public License, Apache Software License, MIT *License), or pursuant to similar licensing and distribution models and

(ii) any software that requires as a condition of use, modification, hosting, and/or distribution of such software, or of other software used or developed with, incorporated into, derived from, or distributed with such software, that such software or other software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; (C) be redistributed, hosted or otherwise made available at no or minimal charge; or (D) be licensed, sold or otherwise made available on terms that (x) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (y) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such software or other software.

“Purchase Transaction” is defined in Recital A.

“Purchaser” is defined in the Preamble.

“RCPS” is defined in Section 2.6(a).

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Regulatory Filings” is defined in Section 5.6.

“Related Agreements” means (a) the Escrow Agreement, (b) the Non-Competition Agreements and (c) the Joinder Agreements.

“Related Certificates” means (a) the Closing Certificate referred to in Section 6.2(i), (b) the Representative Director’s Certificate referred to in Section 6.2(j), (c) the Disclosure Schedule, (d) the Allocation Certificate (including without limitation the Closing Balance Sheet and the list of Acquisition Expenses), (e) the payoff letters referred to in Section 1.6, (f) the Bank Certificate, and (g) the Accountant Certificate.

“Representatives” is defined in Section 5.10(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Right” means any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security, including any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting, and including any rights conferred by Law, any Organizational Documents or by agreement.

“Seller” is defined in the Preamble.

“Seller Percentage” means a fraction, the numerator of which is the aggregate number of share of Company Capital Stock held by the Sellers as of the Closing, and the denominator of which is the aggregate number of shares of Company Capital Stock outstanding as of the Closing.

“Seller Representative” is defined in Section 7.8(a).

“Seller Shares” is defined in Section 1.1.

“Services” means all services provided by the Company to third parties.

“Services Agreements” means all agreements existing on the date of determination (the date of this Agreement or the Closing, as applicable) that obligate the Company to provide Services after the date of determination.

“Severance Plan” is defined in Section 2.26(g).

“Shareholders” means the holders of shares of Company Capital Stock.

“Straddle Period” means any Tax period that includes but ends after the Closing Date.

“Tax” (and, with correlative meaning, “Taxes”, “Taxable”, and “Taxing”) means any federal, state, local, or foreign income, alternative or add-on minimum, estimated, gross receipts, net worth, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, fringe benefits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, registration, capital stock, social security, unemployment, disability, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Authority” means any Governmental Entity responsible for the imposition or collection of any Tax.

“Tax Returns” means all returns, declarations, reports, claims for refund, information statements, reports, accounts, computations, assessments, registrations and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Termination Date” is defined in Section 8.1(b).

“Third-Party Acquisition” is defined in Section 5.10(a).

“Third-Party Claim” is defined in Section 7.5(a).

“Transactions” is defined in Section 1.2.

“Unresolved Changes” is defined in Section 1.6(b)(iii).

“Use” means the use, reproduction, modification, adaptation, manufacture, distribution, licensing, sublicensing and sale, creation of derivative works based on, translation, and public display and performance in all fields of use.

9.2. Construction.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number includes the plural, and vice versa; (ii) the masculine gender includes the feminine and neuter genders; (iii) the feminine gender includes the masculine and neuter genders; and (iv) the neuter gender includes the masculine and feminine genders.

(b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement, and Exhibits and Schedules to this Agreement or to the Disclosure Schedule, as the context may require. The Disclosure Schedule shall be deemed a part of, and is incorporated by reference into, this Agreement.

(e) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Whenever this Agreement requires the disclosure of an agreement on the Disclosure Schedule or the delivery to Parent of an agreement, that disclosure requirement or delivery requirement, as applicable, shall also require the disclosure or delivery of each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating to that agreement.

(g) References to “Dollars” and “$” mean dollars in lawful currency of the United States of America.

(h) The term “enforceable” and related words shall include the exception that such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(i) The Company’s receipt of “notice” of the occurrence of an event shall mean the receipt of such notice by an officer or director of the Company or by a Key Employee.

ARTICLE X

GENERAL PROVISIONS

10.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received if properly addressed: (a) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery; or (b) if delivered by internationally recognized courier (appropriately marked for next day delivery), one Business Day after sending; or (c) if delivered by first class, registered or certified mail (return receipt requested), three Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Purchaser, to:

IXYS Corporation

1590 Buckeye Drive

Milpitas, CA 95035

Attention: James Jones, General Counsel

Telephone:    (408) 457-9090

Facsimile:    (408) 416-0224

with a copy (which shall not constitute notice) to:

Daniel Meyers

1316 Bellair Way

Menlo Park, CA 94025

Telephone:    (650) 520-3780

Facsimile:    (866) 232-9228

(b)	if to the Company, to:

RadioPulse, Inc.

Third Floor, Hans2 Building

92 Poonseong-ro, Guandong-gu

Seoul 134-883, Republic of Korea

Attention: Sungho Wang

Telephone: 82-2-478-2963

Facsimile: 82-2-478-2963

with a copy (which shall not constitute notice) to:

Kang-Ho Jhe

Kim, Chang & Lee

5th Floor, Wonseo Building

13 Changdeokgung 1-gil, Jongno-gu

Seoul 110-280, Republic of Korea

Telephone: +82-2-397-9873

Facsimile: +82-2-725-8727

(c)	if to the Seller Representative to:

Name: Taek-Shin Kwon

Heritage Law Office

Miwon Building 1704

70, Gukjegeumyung-ro Yeongdeungpo-gu

Seoul, Republic of Korea

Telephone: +82-10-5297-7816

Facsimile: +82-2-514-3293

10.2. Entire Agreement. Except for the Confidentiality Agreement, this Agreement, the Related Agreements and the schedules and exhibits thereto, and the Related Certificates constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.3. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.4. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.5. Expenses. All fees and expenses incurred in connection with the Transactions, including all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties shall be the obligation of the party incurring such fees and expenses.

10.6. Successors and Assigns; Parties in Interest.

(a) This Agreement shall be binding upon each Seller and each of such Seller’s personal representatives, executors, administrators, estates, heirs, successors and assigns (if any) and Parent and Purchaser and their respect successors and assigns, if any. This Agreement shall inure to the benefit of the parties hereto and the Indemnified Parties and the respective successors and assigns (if any) of the foregoing. No obligation of the Company in this Agreement shall become an obligation of the Company after the Closing.

(b) No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent and the Company, except that Parent may assign its rights and delegate its obligations hereunder to any Affiliate without the Company’s consent.

(c) Except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement. This Agreement is intended to benefit the Indemnified Parties, and each Indemnified Party shall be deemed a third-party beneficiary of this Agreement and this Agreement shall be enforceable by the Indemnified Parties. Except as set forth in this Section 10.6(c), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties and their respective successors and assigns, if any. It is expressly acknowledged that Section 5.11 shall not confer upon any Employee any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including in respect of the matters set forth in Section 5.11 or elsewhere in this Agreement.

10.7. Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

10.8. Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the Laws of the State of California without regard to the Laws of such jurisdiction that would require the substantive Laws of another jurisdiction to apply.

(b) Unless otherwise explicitly provided in this Agreement, any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced only in any state or federal court located in the County of Santa Clara, California. Each party hereto (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the State of California, in connection with any such proceeding; (ii) agrees that each such court shall be deemed to be a convenient forum; (iii) agrees that service of process in any such proceeding may be made by giving notice pursuant to Section 10.1; and (iv) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) The Sellers and Seller Representative agree that, if any claim, action, suit or proceeding is commenced against any Indemnified Party by any Person in or before any court or other tribunal anywhere in the world, then such Indemnified Party may proceed against the Sellers and Seller Representative in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such claim, action, suit or proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

10.9. Certain Waivers.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY RELATED CERTIFICATE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT, ANY RELATED CERTIFICATE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(b) EACH OF THE COMPANY, PARENT, PURCHASER AND EACH SELLER (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10. Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.11. Counterparts; Facsimile Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file) shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

10.12. Attorneys’ Fees. If any action, claim, suit or proceeding relating to this Agreement or any of the Related Agreements or Related Certificates or the enforcement of any provision thereof is brought against any party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

10.13. Time of the Essence. Time is of the essence of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative, as of the date first written above.

IXYS CORPORATION

By:	/s/ Uzi Sasson
Name:	Uzi Sasson
Title:	President

RADIOPULSE, INC.

By:	/s/ Sung Ho Wang
Name:	Sung Ho Wang
Title:	Chief Executive Officer

SELLER REPRESENTATIVE (solely with respect to his rights and obligations as Seller Representative, and in no other capacity)

/s/ Taek-Shin Kwon
Name:	Taek-Shin Kwon

IXYS INTL LIMITED

By:	/s/ Uzi Sasson
Name:	Uzi Sasson
Title:	Director

List of Omitted Schedules

The registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Schedule 2.1(b)- Every state or foreign jurisdiction in which the Company has facilities, maintains an office or has a Current Employee, consultant or contractor.

Schedule 2.4(b)- Conflict notices to, and all consents, waivers and approvals of, and parties to any Material Agreement to which the Company is required to remain bound.

Schedule 2.6(a)(A)(i) – Names and addresses of holders of Company Capital Stock.

Schedule 2.6(a) (A)(ii) – Share transfers by Dr. Wang.

Schedule 2.6(a)(iii) – Record holders of Company Capital Stock.

Schedule 2.6(a)(B) - Outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Schedule 2.6(a)(i)(1) - Rights of the RCPS relative to the shares of common stock of the Company.

Schedule 2.6(a)(i)(2) – List of exceptions where first issuance of RCPS has the conversion ratio of RCPS to common shares been “refixed” or otherwise adjusted.

Schedule 2.6(a)(ii) - Identifies the stock option plan adopted by the Company (the “Plan”), outstanding options, and option holders.

Schedule 2.6(a)(iii) - Identifies each promissory note or other Indebtedness that grants to the holder thereof a right to convert all or a portion of such Indebtedness into shares of Company Capital Stock (the “Convertible Debt”).

Schedule 2.6(b)- Disclosure of (i) voting trusts, proxies or other agreements or understandings with respect to the Company Securities, or (ii) agreements or understandings relating to the registration, sale or transfer of any Company Securities.

Schedule 2.7 - Sets forth (A) the unaudited balance sheet (the “Company Balance Sheet”) of the Company as of December 31, 2014 (the “Balance Sheet Date”) and the related unaudited statements of income, changes in Sellers’ equity and cash flows of the Company for the twelve-month period then ended, and (B) adjustments to such statements (the financial statements referred to in items (i) and (ii) and the stated adjustments thereto, collectively, the “Company Financial Statements”).

Schedule 2.7(c) - Written report by the Company’s external accountant to the Company Board, or any committee thereof, or the Company’s management concerning any period covered by the Company Financial Statement.

Schedule 2.7(g) – Consideration for waiver of conversion ratio adjustment

Schedule 2.7(h) - Identifies the Company’s pension plan.

Schedule 2.7(i) - Sets forth an accounting of all severance obligations of the Company to date.

Schedule 2.7(k) - “Hope Engineering” Savings Plan.

Schedule 2.7(l) – Employee loans.

Schedule 2.8(b) - (i) all accounts payable of the Company as of the Balance Sheet Date and the aging thereof, (ii) all customer deposits or other deposits held by the Company as of the date hereof, (iii) all notes payable and other Indebtedness of the Company as of the date hereof and (iv) all notes payable to any Employee or Seller of Company Capital Stock.

Schedule 2.9 – Exceptions to absence of certain changes.

Schedule 2.10(a) – Accounts receivable as of December 31, 2014.

Schedule 2.10(b) - Description of each account maintained by or for the benefit of the Company.

Schedule 2.11 – Restrictions on business activities.

Schedule 2.12(b) – Leases.

Schedule 2.13(b) - Security agreement.

Schedule 2.14(a) – Patent list.

Schedule 2.14(b) (I) - Lien on certain patents.

Schedule 2.14(b) (ii) - Agreements that (A) involve a valid and enforceable written license to the Company of any Intellectual Property; and (B) all agreements regarding the design or development of any technology used or proposed to be used in the business of the Company.

Schedule 2.14(b) (iii) - All Intellectual Property that is derived from the agreements listed in part (B) of Schedule 2.14(b) (ii), and is not owned solely by the Company.

Schedule 2.14(h) - NDA list.

Schedule 2.14(j) – License agreements.

Schedule 2.14(k) – Technology licensing.

Schedule 2.14(r) – Contracts with intellectual property indemnification.

Schedule 2.16 – Company contracts.

Schedule 2.18(b) (I) – Outstanding loan receivable with respect to employee loans.

Schedule 2.18(b) (ii) - Sellers that agreed to, or assumed any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company.

Schedule 2.20 – Litigation.

Schedule 2.21 – Insurance.

Schedule 2.24 – Brokers’ and finders’ fees.

Schedule 2.26(a) – Employment.

Schedule 2.26(c) - Employment agreements.

Schedule 2.26(g) – Severance pay.

Schedule 2.26(k) – Allowances paid to employees.

Schedule 2.28 – Customers and revenue.

Schedule 2.29 – Governmental authorization.

Schedule 7.2(j) - Specially indemnified matters.

Exhibit A – List of Sellers

Exhibit B – Form of Non-Competition Agreement

Exhibit C – Employment Offer Letter

Exhibit D – Form of Escrow

Exhibit E – Form of Non-Selling Shareholder Escrow Agreement (Please note – final agreement not used)

Exhibit F – Form of Wire Transfer information report

Exhibit G – Form of Resignation

Exhibit H – Form of Joinder Agreement (RCPS)

Exhibit I – Form of Joinder Agreement (Common Stock)